Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

sabalo energy, LLC

and

SABALO OPERATING, LLC

collectively, as Seller

and

LAREDO PETROLEUM, INC.

as Purchaser

Dated May 7, 2021

Page

Article 1
PURCHASE AND SALE

1.1	Purchase and Sale	1
1.2	Certain Definitions	1
1.3	Excluded Assets	14

Article 2
PURCHASE PRICE

2.1	Purchase Price	15
2.2	Allocated Values	16
2.3	Adjustments to Cash Purchase Price	16
2.4	Certain Ordinary-Course Costs and Revenues	18
2.5	Procedures	19
2.6	Withholding	20

Article 3
TITLE AND ENVIRONMENTAL MATTERS

3.1	Purchaser’s Title Review	20
3.2	Definition of Defensible Title	21
3.3	Definition of Permitted Encumbrances	22
3.4	Environmental Assessment; Environmental Defects	26
3.5	Environmental Defects	28
3.6	Notice of Title and Environmental Defects and Benefits; Adjustment	28
3.7	Cure	31
3.8	Adjustment for Title Defects and Benefits and Environmental Defects	32
3.9	Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts	34
3.10	Dispute Resolution	37
3.11	Notice to Holders of Consent and Preferential Purchase Rights	38
3.12	Consent Requirements	39
3.13	Preferential Purchase Rights	40
3.14	Limitations on Applicability	41

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Seller	41
4.2	Litigation	42
4.3	Taxes and Assessments	42
4.4	Compliance with Laws	43
4.5	Material Contracts	43
4.6	Payments for Production	43
4.7	Imbalances	43
4.8	Material Consents and Preferential Purchase Rights	44
4.9	Liability for Brokers’ Fees	44
4.10	Bankruptcy	44
4.11	Wells and Equipment	44
4.12	Non-Consent Operations	45
4.13	Outstanding Capital Commitments; Payout Balances	45

-i-

(continued)

Page

4.14	Hedges	45
4.15	Environmental	45
4.16	Permits	46
4.17	Leases	46
4.18	Credit Support	47
4.19	Insurance	47
4.20	Suspense Funds	47
4.21	Rights of Way; Surface Fee Estates	47
4.22	Dedications; Minimum Volume Commitments	48
4.23	Seller Operations; Casualty; Condemnation	48
4.24	Investment Representations	48
4.25	Limitations	49

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Existence and Qualification	50
5.2	Power	50
5.3	Authorization and Enforceability	50
5.4	No Conflicts	51
5.5	Consents, Approvals or Waivers	51
5.6	Valid Issuance	51
5.7	Capitalization	51
5.8	SEC Documents, Financial Statements, No Liabilities	52
5.9	Internal Controls; NYSE Listing Matters	53
5.10	Absence of Certain Changes	54
5.11	Compliance with Law	54
5.12	Litigation	54
5.13	Investment Company	54
5.14	Financing	54
5.15	Form S-3	54
5.16	Independent Investigation	54
5.17	Liability for Brokers’ Fees	55
5.18	Qualification; Bonding	55
5.19	Bankruptcy	55
5.20	Limitations	55

Article 6
COVENANTS OF THE PARTIES

6.1	Access	56
6.2	Notification of Breaches	56
6.3	Press Releases	57
6.4	Operation of Business	57
6.5	Indemnity Regarding Access	59
6.6	Governmental Reviews	60
6.7	Further Assurances	61
6.8	Supplemental Disclosures	61
6.9	Employment	62
6.10	Additional Properties	62
6.11	NYSE Listing	63

-ii-

(continued)

Page

6.12	Conduct of Purchaser	63
6.13	Seller Financial Statements and Cooperation	64
6.14	Operatorship	65
6.15	Exclusivity	65
6.16	Further Actions	65
6.17	Sabalo-Shad Transaction Documents	65

Article 7
CONDITIONS TO CLOSING

7.1	Conditions of Seller to Closing	66
7.2	Conditions of Purchaser to Closing	66

Article 8
CLOSING

8.1	Time and Place of Closing	67
8.2	Obligations of Seller at Closing	67
8.3	Obligations of Purchaser at Closing	69
8.4	Closing Payment and Post-Closing Purchase Price Adjustments	70
8.5	Indemnity Holdback	72

Article 9
TAX MATTERS

9.1	Allocation of Asset Taxes	73
9.2	Tax Returns	74
9.3	Transfer Taxes	75
9.4	Cooperation on Tax Matters	75
9.5	1031 Like-Kind Exchange Cooperation	75
9.6	Refunds	75
9.7	Tax Proceedings	76
9.8	Allocation of Purchase Price	76
9.9	Shad Tax Partnership	76

Article 10
TERMINATION

10.1	Termination	77
10.2	Effect of Termination	78
10.3	Distribution of Deposit and Remedies Upon Termination; Specific Performance	78

Article 11
INDEMNIFICATION; LIMITATIONS

11.1	Assumed Obligations	79
11.2	Retained Obligations	80
11.3	Indemnification	81
11.4	Indemnification Actions	82
11.5	Casualty and Condemnation	84
11.6	Limitation on Actions	85

-iii-

(continued)

Page

Article 12
MISCELLANEOUS

12.1	Counterparts	87
12.2	Notices	87
12.3	Expenses	88
12.4	Replacement of Credit Support	88
12.5	Records	89
12.6	Governing Law	89
12.7	Venue; Waiver of Jury Trial	89
12.8	Captions	89
12.9	Waivers	90
12.10	Assignment	90
12.11	Entire Agreement	90
12.12	Amendment	90
12.13	No Third-Person Beneficiaries	90
12.14	Severability	90
12.15	Time of the Essence	91
12.16	References	91
12.17	Construction	91
12.18	Limitation on Damages	91
12.19	Non-Recourse Parties	91
12.20	Reliance	92
12.21	Joint and Several Liability; Allocation of Payments and Consideration	92
12.22	Seller Representative	93

-iv-

(continued)

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Surface Fee Estates
Exhibit A-4	Units
Exhibit A-5	Rights of Way
Exhibit B-1	Form of Assignment and Bill of Sale
Exhibit B-2	Form of Deed
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Restrictive Covenant Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Standstill Agreement
Exhibit G	Field Office
Exhibit H	Form of Reimbursement Agreement

SCHEDULES:

Schedule K	Knowledge Persons
Schedule PC	Certain Property Costs
Schedule RP	Restricted Persons
Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Allocated Values
Schedule 3.2	Unrecorded Written Title Instruments
Schedule 3.3	Certain Additional Permitted Encumbrances
Schedule 3.5	Certain Environmental Matters
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.7	Imbalances
Schedule 4.8(a)	Preferential Rights to Purchase
Schedule 4.8(b)	Consents to Assign
Schedule 4.11	Wells and Equipment
Schedule 4.12	Non-Consent Operations
Schedule 4.13	Outstanding Capital Commitments
Schedule 4.15	Environmental
Schedule 4.17(a)	Lease Terms
Schedule 4.17(b)	Lease Demands
Schedule 4.17(c)	Lease Defaults
Schedule 4.17(d)	Drilling Commitments
Schedule 4.17(e)	Lease Maintenance Payments
Schedule 4.18	Credit Support
Schedule 4.19	Insurance
Schedule 4.20	Suspense Funds
Schedule 4.21	Right of Way; Surface Fee Estate
Schedule 4.22	Dedications; Minimum Volume Commitments
Schedule 4.23	Seller Operations; Casualty; Condemnation
Schedule 6.4 – Part A	Seller Operation of Business
Schedule 6.4 – Part B	Purchaser Contact Persons
Schedule 6.12 – Part A	Purchaser Operation of Business

-v-

(continued)

Schedule 6.12 – Part B	Seller Contact Persons
Schedule 6.9(a)	Employees
Schedule 6.10	Additional Properties
Schedule 10.3(a)	Termination Amount

-vi-

(continued)

Accounting Arbitrator	71
Adjustment Period	17
Affiliate	1
Agreement	1
Allocated Value	16
Alternative Transaction	65
Asset Taxes	1
Assets	1
Assignment and Bill of Sale	20
Assumed Obligations	79
Available Employees	62
Base of the Wolfcamp A	4
Business Day	4
Cash Closing Payment	70
Cash Purchase Price	15
Casualty Loss	84
Claim	83
Claim Notice	83
Closing	67
Closing Date	67
Closing Payment	70
Code	4
Confidentiality Agreement	4
Contracting Parties	92
Contracts	2
Control	1
Credit Support	47
Cure Date	31
Cure Target Defect	31
Cure Target Environmental Defect	31
Cure Target Title Defect	31
Cut-Off Date	4
Damages	87
Deed	20
Defect Claim Date	28
Defect Escrow Account	33
Defect Escrow Agreement	33
Defensible Title	21
Deposit	16
Deposit Escrow Account	16
Deposit Escrow Agreement	16
Designated Area	4
Disputed Claims	73
Disputed Matter	33
Effective Date	4
EnCap Fund IX	4
EnCap Indemnitees	4
Environmental Arbitrator	38
Environmental Consultant	26

Environmental Cure Date	31
Environmental Defect	28
Environmental Defect Amount	32
Environmental Defect Asset	30
Environmental Defect Claim Notice	30
Environmental Disputed Matters	38
Environmental Information	27
Environmental Laws	5
Environmental Matters	5
Environmental Permits	45
Environmental Review	26
Equipment	3
Escrow Agent	16
Exchange	75
Exchange Act	5
Excluded Assets	14
Excluded Records	4
Execution Date	1
Field Office	2
Final Adjustment Date	39
Final Release Disputed Claims	73
Final Settlement Statement	71
Financial Statements	52
First Holdback Release Date	73
Fraud	5
G&G Data	5
GAAP	5
Governmental Authority	5
Hazardous Substance	6
Hedge	6
Holdback Period	72
Hydrocarbons	6
Income Taxes	6
Indemnified Person	82
Indemnifying Person	82
Indemnity Holdback Amount	72
Indemnity Holdback Escrow Account	6
Indemnity Holdback Escrow Agreement	72
Individual Defect Threshold	35
Individual Indemnity Threshold	86
Initial Release Disputed Claims	73
Knowledge	6
Laws	6
Leases	2
Material Consent	6
Material Contract	6
Net Acre	7
Net Revenue Interest	8
Nonparty Affiliates	92

-vii-

Table of DEFINED TERMS

NORM	28
NYSE	8
Outside Date	77
Parties	1
Party	1
Per Share Value	8
Permits	46
Permitted Encumbrances	22
Person	8
Phase I	26
Pre-Effective Date Tax Proceeding	76
Preliminary Settlement Statement	70
Properties	2
Property Costs	8
Purchase Price	9
Purchaser	1
Purchaser Comment Deadline	71
Purchaser Common Stock	9
Purchaser Disclosure Schedules	55
Purchaser Employer	62
Purchaser Fundamental Representations	9
Purchaser Group	81
Purchaser Material Adverse Effect	9
Purchaser’s Auditor	64
Reclassification Event	16
Records	4
Registration Rights Agreement	10
Representatives	10
Restricted Person	10
Restrictive Covenant Agreement	10
Retained Obligations	80
Rights of Way	2
Royalties	10
Sabalo-Shad Transaction Documents	10
SEC	11
Securities Act	11
Seller	1
Seller Disclosure Schedules	50
Seller Fundamental Representations	11
Seller Group	81
Seller Material Adverse Effect	11

Seller Taxes	11
Shad	12
Shad Farmout Agreement	11
Shad PSA	12
Shad Tax Partnership	43
Shad TPA	11
Standstill Agreement	12
Stock Closing Payment	70
Stock Purchase Price	16
Straddle Period	12
Surface Fee Estates	2
Suspense Funds	12
Target Closing Date	67
Target Interval	12
Tax	12
Tax Proceeding	12
Tax Return	12
Title Arbitrator	37
Title Benefit	22
Title Benefit Amount	32
Title Benefit Threshold	37
Title Cure Date	31
Title Defect	22
Title Defect Amount	32
Title Defect Claim Notice	28
Title Defect Property	28
Title Disputed Matters	37
Title Matters	12
Top of the Lower Spraberry	12
Transaction Agreements	13
Transactions	13
Transfer Taxes	13
Transferred Employees	62
Transition Services Agreement	13
Treasury Regulations	13
Unadjusted Cash Purchase Price	15
Unadjusted Purchase Price	13
Units	2
Wells	2
Working Interest	13

-viii-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of May 7, 2021 (the “Execution Date”), by and among Sabalo Energy, LLC, a Texas limited liability company (“Sabalo Energy”), and Sabalo Operating, LLC, a Texas limited liability company (“Sabalo Operating” and, collectively with Sabalo Energy, “Seller”), and Laredo Petroleum, Inc., a Delaware corporation (“Purchaser”). Seller, on the one hand, and Purchaser, on the other hand, are referred to herein individually, as a “Party” and collectively, as the “Parties”.

RECITALS:

Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
PURCHASE AND SALE

1.1           Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.

1.2           Certain Definitions. As used herein:

(a)           “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, provided, however, for the avoidance of doubt, for the purposes of this Agreement, the term “Affiliate” shall not include, and, except for Section 6.15, Section 8.2(r), the definition of “EnCap Indemnitees” (and its applicability in this Agreement) or as may be otherwise expressly set forth in this Agreement, no provision of this Agreement shall be applicable to, EnCap Investments L.P. (“EnCap”), any fund managed by EnCap, or any Person that directly or indirectly controls, is controlled by, or is under common control with EnCap other than Sabalo Holdings, LLC and any Person controlled by Sabalo Holdings, LLC. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(b)           “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(c)           “Assets” means all of Seller’s right, title, and interest in and to the following (but excluding in all cases any Excluded Assets):

(i)            the oil and gas leases, oil, gas, and mineral leases and subleases, carried interests, operating rights, record title interests and other interests located within the Designated Area, including those identified or described on Exhibit A-1, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from or are otherwise attributable to the Designated Area, including the lands covered by the leases, subleases, interests and rights described on Exhibit A-1, and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests and rights described on Exhibit A-1 (collectively, the “Leases”);

(ii)            all Hydrocarbon, water, CO2, or injection or disposal wells identified on Exhibit A-2 and any and all Hydrocarbon, water, CO2, or injection or disposal wells located on the Leases or on lands pooled, communitized, or unitized therewith or on the Surface Fee Estates or Rights of Way, including the wells shown on Exhibit A-2, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”);

(iii)           all pooled, communitized, consolidated or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto, including, for purposes of clarity, such units more particularly identified on Exhibit A-4 (collectively, the “Units,” and, together with the Wells and Leases, the “Properties”);

(iv)          all currently existing contracts, agreements, and instruments pertaining to the other Assets (to the extent applicable to the other Assets) including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; compressor agreements; gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements (the “Contracts”); provided, however, that the term “Contracts” shall not include (x) the Leases, the Rights of Way and other instruments constituting Seller’s chain of title to the applicable Leases or Rights of Way or (y) any master services agreements, drilling contracts and other similar service contracts;

(v)           those certain surface fee estates described on Exhibit A-3 (“Surface Fee Estates”) and that certain field office described on Exhibit G (the “Field Office”);

(vi)          all currently existing Permits, to the extent related to the Assets and to the extent transferrable;

(vii)         all surface and/or subsurface easements, permits, licenses, servitudes, rights-of-way, leases, rights to explore and drill for, produce, store, gather, transport, use and sell surface and subsurface water and other rights to use the surface appurtenant to, and used or held for use in connection with, the Properties, including those described on Exhibit A-5 (collectively, the “Rights of Way”); provided, however, that the term “Rights of Way” shall not include interests held pursuant to the Leases and other instruments constituting Seller’s chain of title to the applicable Leases;

(viii)        all surface and subsurface equipment, machinery, fixtures, and other tangible personal property and improvements that are located at, on or under any of the lands covered by or attributable to any of the Properties, Surface Fee Estates or Field Office or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons or other substances thereon or therefrom (including all Well and wellhead equipment, casing rods, boilers, tubing, motors, fixtures, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, Hydrocarbons measurement facilities, metering facilities, interconnections, tanks, tank batteries, treatment facilities, injection facilities, disposal facilities, compression facilities, processing and separation facilities, platforms, SCADA equipment, frac tanks and ponds and other materials, supplies, inventory, facilities, machinery, equipment and similar personal property (both surface and subsurface)) (collectively, the “Equipment”);

(ix)           all Hydrocarbons produced from, or attributable to, the Assets from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Assets that are in storage or existing in stock tanks, pipelines and/or plants on the Effective Date (including inventory and line fill); and, to the extent related or attributable to the Assets, all production, plant, and transportation imbalances (provided, however, that Purchaser’s rights to the inventories and imbalances described in this subsection (ix) shall be satisfied solely pursuant to Sections 2.3(c) and 2.3(d));

(x)            except to the extent related to any of the Retained Obligations, all (A) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the other Assets for periods of time from and after the Effective Date, (B) liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the other Assets or to the extent arising in favor of Seller with respect to any Asset or any Assumed Obligation for which Purchaser is providing indemnification hereunder, (C) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates arising under any of the other Assets to the extent attributable to such other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Contracts ((1) whether related to periods of time occurring before, on or after the Effective Date and (2) including audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and (D) rights, remedies, claims, demands, interests or causes of action whatsoever, at Law or in equity, known or unknown, of Seller or any of its Affiliates against any third Person to the extent related to (1) the Assets or periods of time from and after the Effective Date or (2) any Assumed Obligation, and, where necessary to give effect to the assignment, conveyance and/or transfer of any of the foregoing matters described in this Section 1.2(c)(x), Seller grants to Purchaser the right to be subrogated thereto, except, in each case, to the extent relating to any of the Retained Obligations; and

(xi)           originals, to the extent available, otherwise copies (including electronic copies) of files, records, information and data in Seller’s or any of its Affiliates’ possession or control and to the extent relating or relevant to Seller’s ownership and/or operation of all or any portion of any of the Assets, including all books, records, data, files, information, drawings, maps, lease files, land files, surveys, division order files, abstracts, muniments of title, title opinions, title curative documents and other title information, contract files, well logs and other similar files, well and equipment telemetry data, wellbore schematics, shape files, the G&G Data, production data, well, operation and accounting data and records, workover, artificial lift conversion and downtime history, KMZ files, and engineering, exploration and other technical data and information (excluding any interpretive data or other technical analysis) that relates or is relevant to any of the Assets (including, for purposes of clarity, the ownership or operation thereof), but excluding, in each case:

(A)            all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business (including all Income Tax data and records), operations, assets, and properties to the extent not related to or part of the Assets;

(B)            any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(C)            all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts, which shall, for purposes of clarity, be included in the Assets);

(D)            data and records relating to the sale of the Assets, including communications with the advisors or other Representatives of Seller or any member of Seller Group;

(E)             any data and records relating to the Excluded Assets or assets and properties to the extent they do not constitute Assets under this Agreement; and

(F)             those original data and records retained by Seller pursuant to Section 12.5.

(Clauses (A) through (F) shall hereinafter be referred to as the “Excluded Records” and subject to such exclusions, the data, software and records described in this Section 1.2(c)(xi) are referred to herein as the “Records.”).

(d)           “barrel” means forty-two (42) U.S. gallons.

(e)            “Base of the Wolfcamp A” means the stratigraphic equivalent of 7,630 feet measured depth as recorded in the Howard Co SELF Type Log run in the Sabalo Operating LLC Texas Pacific #1 Boyles well (API 42-227-03652) located 660’ FNL & 620’ FEL of Section 15, BLK 32, 2 or at coordinates X= 772910 Y= 308919 in Howard County, Texas.

(f)            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States of America.

(g)           “Code” means the United States Internal Revenue Code of 1986, as amended.

(h)           “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of February 22, 2021 by and between Purchaser and Seller, as amended from time to time.

(i)            “Cut-Off Date” means five o’clock p.m. in Houston, Texas on the date that is twelve (12) months following the Closing Date.

(j)            “Designated Area” means Howard and Borden Counties, Texas.

(k)           “Effective Date” means 12:01 a.m. in Houston, Texas on April 1, 2021.

(l)            “EnCap Fund IX” means EnCap Energy Capital Fund IX, L.P., a Texas limited partnership.

(m)          “EnCap Indemnitees” means EnCap Fund IX, EnCap, any Person that directly or indirectly controls EnCap Fund IX and/or EnCap and of the respective Representatives of any of the foregoing Persons, but excluding any Person that is a portfolio company of any of the foregoing and any Person that is controlled by any such portfolio company.

(n)           “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws, including common law, as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, biological or cultural resources, exposure to pollution or chemicals in the environment or protection of occupational safety and all regulations implementing the foregoing.

(o)           “Environmental Matters” means (i) the terms of Article 3, (ii) Seller’s representations and warranties in Sections 4.2 and 4.15, (iii) Seller’s covenants and agreements pursuant to Section 6.4, (iv) the Retained Obligations and (v) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) any Retained Obligations (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(p)           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(q)           “Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Subpart 1 of Schedule K (in the case of Seller) or Subpart 2 of Schedule K (in the case of Purchaser) had Knowledge of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by such Party pursuant to Article 4 or Article 5 (as applicable), with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

(r)            “G&G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller made with respect to such information as well as any seismic information of Seller) covering the Properties which Seller is not prohibited by agreement from transferring to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) to pay such additional consideration).

(s)            “GAAP” means United States generally accepted accounting principles, consistently applied.

(t)            “Governmental Authority” means any national, state, county or municipal government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(u)           “Hazardous Substance” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM, petroleum and any fraction thereof and any other substances referenced in Section 3.4(c).

(v)           “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons or securities.

(w)          “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(x)           “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

(y)           “Indemnity Holdback Escrow Account” means the escrow account established by the Indemnity Holdback Escrow Agreement.

(z)            “Knowledge” (or “known” or other derivatives thereof) means, whether or not capitalized, (i) with respect to Seller, the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 1 of Schedule K and (ii) with respect to Purchaser the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 2 of Schedule K.

(aa)      “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, writs, injunctions, requirements, judgments, and codes of Governmental Authorities.

(bb)     “Material Consent” means a consent by a third Person (i) that if not obtained prior to the assignment of an Asset, (A) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of such Asset, (B) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (C) requires payment of a fee or liquidated damages or (ii) that has affirmatively been denied in writing (except for any such consent that is otherwise waived in writing by Purchaser); provided, however, that “Material Consent” does not include (x) any consent or approval of Governmental Authorities customarily obtained after Closing or (y) any consent which by its express terms cannot be unreasonably withheld, even if such consent has been affirmatively denied in writing.

(cc)      “Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract which is one or more of the following types:

(i)             Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand, which will be binding on or otherwise burden Purchaser or any of the Assets after the Closing;

(ii)            Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from or allocable to the Properties which are not cancelable without penalty to, or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(iii)            To the extent currently pending, Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets at any time from and after the Effective Date, but excluding conventional rights of reassignment upon intent to abandon any Asset;

(iv)            Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(v)            Contracts that are joint operating agreements, unit operating agreements, exploration agreements, development agreements, participation agreements, joint venture agreements, area of mutual interest agreements (or that contain area of mutual interest agreements or similar provisions), farmin agreements, farmout agreements, non-compete agreements, production sharing agreements, exchange agreements, pooling agreements or other similar agreements, including any agreement with any express drilling or development obligations to the extent the same have not been fully performed or fulfilled and would be binding on Purchaser and/or the Assets after Closing;

(vi)            Contracts requiring Seller or its Affiliates to post guarantees, bonds, letters of credit or similar financial agreements;

(vii)            Contracts that provide for a call upon, option to purchase or similar right with respect to any of the Assets (including any Hydrocarbons produced therefrom or allocated thereto);

(viii)            Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements that will be binding on, or result in a lien or other encumbrance on, any of the Assets after the Closing;

(ix)            Contracts for salt water or fresh water disposal, gathering, processing, transportation or other similar agreements, or any water rights or water source agreements, which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(x)            Contracts containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision;

(xi)            Contracts that constitute a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty or material payment upon sixty (60) days’ or less prior written notice and (B) involves (x) an annual base rental of more than One Hundred Thousand Dollars ($100,000) or (y) the payment of more than One Hundred Thousand Dollars ($100,000) in the aggregate (net to Seller’s interest); and

(xii)            All other Contracts that can reasonably be expected to involve aggregate payments by, or aggregate proceeds or revenues to, Seller or any of its Affiliates in excess of One Hundred Thousand Dollars ($100,000) during the current year or any subsequent fiscal year.

(dd)        “Net Acre” means, as calculated separately with respect to each Lease identified on Exhibit A-1 as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), (i) the number of gross acres of land covered by such Lease, multiplied by (ii) the lessor’s undivided interest in the Hydrocarbons in the lands covered by such Lease, multiplied by (iii) Seller’s undivided interest in such Lease; provided, however, if items (ii) and (iii) vary as to different areas of the lands covered by such Lease, a separate calculation shall be performed with respect to each such area.

(ee)         “Net Revenue Interest” means, (i) with respect to any Well, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations from which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to the Target Interval as to any Lease (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease with respect to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), in each case of items (i) and (ii), after giving effect to all Royalties.

(ff)           “NYSE” means the New York Stock Exchange.

(gg)         “Per Share Value” means $35.90, subject to adjustment as provided in Section 2.1(c).

(hh)        “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(ii)            “Property Costs” means, without duplication, (x) all operating expenses (including costs of insurance (solely to the extent any such insurance costs are premiums that are paid with respect to the period of time between the Effective Date and the Closing Date), rentals, shut-in payments and other similar lease maintenance payments called for by the Leases (solely to the extent any such rentals, shut-in payments or other lease maintenance payments are identified and described in Schedule PC as of the Execution Date), title examination and title curative actions (excluding any title examination and/or curative costs paid or incurred in connection with, or with respect to, any Title Defects asserted pursuant to this Agreement, any special warranty claims made pursuant to the Assignment and Bill of Sale or Deed or with respect to curing any breach of any of Seller’s representations or warranties), and overhead costs charged by any Third Party operator of any of the Assets) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment, in each case, solely to the extent such costs or expense are paid and/or incurred in accordance with Section 6.4 and/or in connection with the matters more particularly described in Schedule 6.10 as of the Execution Date), in each case, paid or payable to Third Parties and incurred in the ownership and operation of the Assets in the ordinary course of business and (y) any overhead costs of Seller attributable to Seller’s ownership and operation of the Assets in the ordinary course of business that is not reimbursed to Seller by any other Person (if, and solely to the extent, such overhead costs are described in Section 2.3(f)(ii), which overhead costs shall be calculated and determined in accordance with Section 2.3(f)(ii)), but excluding (without limitation), in each case, any and all liabilities, losses, costs, expenses, and Damages arising out of or otherwise attributable or related to:

(i)            claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)            obligations to plug and/or abandon wells, dismantle, decommission or remove facilities or any other Asset;

(iii)            obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment or that otherwise affect or relate to any of the Assets;

(iv)            title and environmental claims (including claims that Leases have terminated and any Title Defect or Environmental Defect claims asserted pursuant to this Agreement);

(v)            obligations to pay working interests, Royalties, and other revenues or proceeds attributable to sale of Hydrocarbons to Third Parties (including any applicable Suspense Funds and escheat related thereto), as well as claims of improper calculation or payment of same;

(vi)            gas balancing and other production balancing obligations;

(vii)            any Casualty Loss (including any mitigation, repair, replacement or restoration costs related thereto);

(viii)            Taxes (including Asset Taxes);

(ix)            obligations with respect to Hedges;

(x)            obligations to pay (A) any rentals, shut-in royalties or other similar lease maintenance payments that are not identified and described in Schedule 4.17(e) as of the Execution Date, (B) any bonuses, broker fees and other Lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment that are not paid and/or incurred (x) in accordance with Section 6.4 or (y) in connection with the matters more particularly described in Section 6.10 as of the Execution Date and (C) any transfer or similar fees associated with the assignment of the Assets from Seller to Purchaser pursuant to this Agreement;

(xi)            any of the Retained Obligations (except any such Retained Obligation described in Section 11.2(b) that results in an adjustment to the Purchase Price pursuant to Section 2.3 or a turnover obligation pursuant to Section 2.4) or any other matters for which Seller has an indemnity obligation under this Agreement;

(xii)            any general and administrative and/or overhead costs that are not (A) charged by Third Parties pursuant to an applicable joint operating agreement or (B) described and calculated and determined in accordance with Section 2.3(f)(ii); and

(xiii)            any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, expenses and Damages of the type described in preceding clauses (i) through (xii), whether such claims are made pursuant to contract or otherwise.

(jj)          “Purchase Price” means the sum of the (i) the Cash Purchase Price and (ii) the product of (A) the Stock Purchase Price multiplied by (B) the Per Share Value.

(kk)         “Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

(ll)           “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2, 5.3, 5.4(a), 5.6, 5.7, 5.17 and 5.19.

(mm)        “Purchaser Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Purchaser, or (b) the ability of Purchaser to consummate the Transactions contemplated hereby; provided, however, that the term “Purchaser Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on Purchaser relative to other Persons operating in the same industry and geographic area in which Purchaser operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Purchaser or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from compliance by Purchaser with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of Seller; (xi) any change, in and of itself, in the market price or trading volume of Purchaser Common Stock or any other securities of Purchaser or any of its subsidiaries; and (xii) any legal proceeding brought or threatened by shareholders of Purchaser (whether on behalf of Purchaser or otherwise) asserting allegations of breach of fiduciary duty arising out of or relating to (A) violations of securities Laws in SEC Documents or (B) this Agreement or the Transactions contemplated hereby.

(nn)        “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered by Purchaser and Seller at Closing.

(oo)            “Reimbursement Agreement” means the Reimbursement Agreement, substantially in the form attached hereto as Exhibit H, to be executed and delivered by Purchaser and Seller at Closing.

(pp)        “Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, partners, investors, members, managers, employees, financing sources, agents and advisors (including attorneys, accountants, consultants, bankers, financial advisors, brokers, and any representatives of those advisors).

(qq)        “Restrictive Covenant Agreement” means each Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit D, to be executed and delivered at Closing by Purchaser and each Person identified on Schedule RP (each, a “Restricted Person”), respectively.

(rr)          “Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third Persons.

(ss)         “Sabalo-Shad Transaction Documents” means, collectively, (i) that certain Farmout and Development Agreement by and between Sabalo Energy and Shad dated November 21, 2017 (as amended, modified and/or supplemented from time to time, the “Shad Farmout Agreement”), (ii) the tax partnership agreement entered into by and between Sabalo Energy and Shad with respect to the Shad Tax Partnership (as amended, modified and/or supplemented from time to time, the “Shad TPA”) and (iii) all other agreements, documents, instruments and memoranda that were executed, delivered, filed and/or recorded by or on behalf of Sabalo Energy, Shad or any of their respective Affiliates in connection with or with respect to, pursuant to or in connection with the Shad Farmout Agreement, the Shad TPA and/or any of the transactions contemplated thereby, but excluding, in the case of this clause (iii), (A) any assignments in Seller’s chain of title relating to the Shad Farmout Agreement and (B) any joint operating agreements entered into in connection with the Shad Farmout Agreement that burden the Wells.

(tt)          “SEC” means the United States Securities and Exchange Commission.

(uu)         “Securities Act” means the United States Securities Act of 1933, as amended.

(vv)        “Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d)(i), 4.9 and 4.10.

(ww)       “Seller Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had or would reasonably be expected to have, a material adverse effect on (a) the ownership, operation, or financial condition of the Assets, taken as a whole, or (b) the ability of Seller to consummate the Transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on (x) Seller relative to other Persons operating in the same industry and geographic area in which Seller operates or (y) the Assets relative to similar Assets within the same geographic area in which the Assets are located) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith and (x) any occurrence, condition, change, event or effect resulting from compliance by Seller with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of Purchaser.

(xx)            “Seller Taxes” means any and all (i) Income Taxes imposed by any applicable Laws on Seller or any of its Affiliates or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller (A) as a result of the adjustments to the Purchase Price pursuant to Section 2.3 or (B) in connection with the provisions of Section 11.4, as applicable), (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (iv) other Taxes imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for a Tax period (or portion thereof) ending before the Effective Date.

(yy)         “Shad” means Shad Permian, LLC, a Delaware limited liability company.

(zz)         “Shad PSA” means that certain Purchase and Sale Agreement entered into contemporaneously with this Agreement by and between Purchaser and Shad (as the same may be amended, modified and/or supplemented from time to time).

(aaa)        “Standstill Agreement” means the Standstill Agreement, substantially in the form attached hereto as Exhibit F, to be executed and delivered by each of Purchaser, Seller and EnCap at Closing.

(bbb)      “Straddle Period” means any tax period beginning before and ending on or after the Effective Date.

(ccc)        “Suspense Funds” means all positive funds held in suspense (including positive funds held in suspense for unleased interests) by Seller or its Affiliates that are attributable to the Assets.

(ddd)       “Target Interval” means the stratigraphic interval between the Top of the Lower Spraberry and the Base of the Wolfcamp A.

(eee)        “Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, conservation, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges in the nature of a tax imposed by any taxing authority, including any interest, penalties or additional amounts imposed with respect thereto, and any liability in respect of the foregoing arising by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

(fff)        “Tax Proceeding” has the meaning provided in Section 9.7.

(ggg)      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(hhh)       “Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.

(iii)          “Title Matters” means (a) the terms of Article 3, (b) the special warranty of Defensible Title in the Assignment and Bill of Sale and the special warranty of title in the Deed, (c) Seller’s representations and warranties in Sections 4.2, 4.7, 4.8, 4.11(a), 4.11(e), 4.12, 4.13(b), 4.17, 4.21, 4.22(b) and 4.23(b), (d) Seller’s covenants and agreements pursuant to Section 6.4, (e) the Retained Obligations described in Sections 11.2(g) and 11.2(i) and (f) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) the Retained Obligations described in Sections 11.2(g) and 11.2(i) (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(jjj)         “Top of the Lower Spraberry” means the stratigraphic equivalent of 6,960 feet measured depth as recorded in the Howard Co SELF Type Log run in the Sabalo Operating LLC Texas Pacific #1 Boyles well (API 42-227-03652) located 660’ FNL & 620’ FEL of Section 15, BLK 32, 2 or at coordinates X= 772910 Y= 308919 in Howard County, Texas.

(kkk)       “Transaction Agreements” means this Agreement and each other agreement or instrument to be executed and delivered pursuant hereto at the Closing.

(lll)          “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

(mmm)    “Transfer Taxes” means any excise, sales, purchase, transfer, stamp, documentary, filing, registration, use or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of or with respect to the sale of the Assets pursuant to this Agreement.

(nnn)      “Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit E, to be executed and delivered by Purchaser and Seller at Closing.

(ooo)       “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in proposed, temporary or final form.

(ppp)       “Unadjusted Purchase Price” means the sum of the (i) the Unadjusted Cash Purchase Price and (ii) the product of (A) the Stock Purchase Price multiplied by (B) the Per Share Value.

(qqq)     “Unapproved Exception” means, with respect to any Lease as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), Well or other applicable Asset, as applicable, any fact(s), circumstance(s), or other matter(s) that, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest for any Lease or Well to an amount below the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well, (ii) operate to increase Seller’s Working Interest for any Lease or Well to an amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well (in each case, except to the extent the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well in the same or greater proportion as the cumulative increase in Seller’s Working Interest therefor), (iii) with respect to a Lease only, result in the amount of Net Acres covered by or attributable to Seller’s interest in and to such Lease to be less than the amount of Net Acres set forth for such Lease on Exhibit A-1 or (iv) impair, or would reasonably be expected to impair, in any material respect, the ownership, operation, and/or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated and/or used by Seller or any of its Affiliates or as would otherwise be owned, operated and/or used by a reasonably prudent owner and/or operator of assets similar to such Asset(s) and located in the same geographic area as such Asset(s), as applicable.

(rrr)        “Working Interest” means, with respect to any Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for, on or in connection with such Lease (solely with respect to the Target Interval and expect as otherwise expressly set forth in Exhibit A-1 with respect to such Lease), or Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced), in each case, without regard to the effect of any Royalties.

1.3            Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:

(a)            all of Seller’s right, title, and interest in and to any fee Hydrocarbon and mineral interests, royalties, overriding royalties, net profit interests, non-participating royalty interests, and other royalty burdens located within the Designated Area insofar, and only insofar, as the exclusion of any such right, title and/or interest in or to any such fee Hydrocarbon and mineral interest, royalty, overriding royalty, net profit interest, non-participating royalty interest or other royalty burden located within the Designated Area does not, individually or in the aggregate, reduce Seller’s (or Purchaser’s, as Seller’s successor-in-interest) (i) Net Revenue Interest in or to any Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) to an amount that is less than the lesser of (x) seventy-five percent (75%) (proportionately reduced) and (y) the Net Revenue Interest set forth in Exhibit A-1 with respect to such Lease or (ii) Net Acres in and to such Lease to an amount that is less than the Net Acres set forth in Exhibit A-1 with respect to such Lease;

(b)            the Excluded Records;

(c)            any interpretations of Seller made with respect to any G&G Data, as well as copies of the Records retained by Seller pursuant to Section 12.5, including, for the avoidance of doubt, copies of all geological, geophysical and similar data and studies other than any such data and/or studies constituting or included in the G&G Data

(d)            Assets excluded from this Agreement pursuant to Sections 3.4(a), 3.7(d), 3.12 or 3.13;

(e)            subject to Section 11.5, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Date and to the extent not related to any of the Assumed Obligations;

(f)            all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(g)            except for the Field Office, Seller’s interests in offices, office leases and buildings;

(h)            any leased equipment and other leased personal property of Seller if such equipment or property, or the Contract pursuant to which it was leased, is not freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration;

(i)            except to the extent described in sub-clause (x) of the definition of “Assets” or otherwise related to any Assumed Obligation, all indemnity and contribution rights, rights under any Contracts and all other rights and claims of Seller or any Affiliate of Seller against any third Person to the extent related or attributable to, periods on or prior to the Effective Date (including claims for adjustments or refunds with respect to amounts paid or incurred by Seller) or for which Seller is liable for payments or required to indemnify Purchaser under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(j)            except to the extent described in sub-clause (x) of the definition of “Assets” or otherwise related to any Assumed Obligation, all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible for the Assets, which adjustments arising from such audits are paid or received prior to the Cut-Off Date; provided, however, that such audit rights and rights to reimbursement shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date (unless any applicable joint interest audit is initiated by a Third Party prior to the Cut-Off Date, in which case such audit rights (solely with respect to the subject matter of any such joint interest audit) shall not terminate on the Cut-Off Date and shall continue until reasonably resolved);

(k)            any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes that are Seller Taxes (solely to the extent such Seller Taxes are actually paid or economically borne by Seller);

(l)            refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority, to the extent relating to royalties paid with respect to Hydrocarbon production prior to the Effective Date, whether received before, on, or after the Effective Date; provided, however, that such refunds shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date;

(m)          except with respect to Equipment located at, on or in the Field Office, all other office equipment, computers, cell phones, pagers and other hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Assets;

(n)           subject to Section 2.4 and except as otherwise related to any Assumed Obligation, all trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the Assets for periods of time prior to the Effective Date;

(o)            whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts;

(p)            Seller’s vehicles;

(q)            solely to the extent the closing of the transactions contemplated by the Shad PSA occur contemporaneously with the Closing hereunder, the Sabalo-Shad Transaction Documents; and

(r)            any other assets, contracts or rights which are specifically identified or described on Schedule 1.3.

Article 2
PURCHASE PRICE

2.1            Purchase Price.

(a)            Subject to the terms and conditions set forth in this Agreement, the total purchase price to be paid for the Assets shall consist of (i) cash in the amount of Five Hundred Fifty-Four Million Three Hundred Fifty-One Thousand Seven Hundred Nine and NO/100 Dollars ($554,351,709.00) (such amount of cash, the “Unadjusted Cash Purchase Price”), adjusted as provided in Section 2.3 (the Unadjusted Cash Purchase Price as so adjusted pursuant to Section 2.3, the “Cash Purchase Price”), and (ii) Two Million Two Hundred Twenty-Five Thousand Nine Hundred Thirty (2,225,930) shares of Purchaser Common Stock (such number of shares of Purchaser Common Stock, as adjusted pursuant to Section 2.1(c) if applicable, the “Stock Purchase Price”).

(b)            Not later than two (2) Business Days following the Execution Date, Purchaser will deliver or cause to be delivered to an account (the “Deposit Escrow Account”) at ZIONS BANCORPORATION, NATIONAL ASSOCIATION DBA AMEGY BANK (the “Escrow Agent”), a wire transfer in the amount equal to ten percent (10%) of the Unadjusted Purchase Price in same-day funds (such amount, the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement dated as of the Execution Date among Seller, Purchaser, and Escrow Agent (the “Deposit Escrow Agreement”).

(c)            If, at any time on or after the Execution Date and prior to the Closing Date, (i) Purchaser effects any (1) dividend on shares of Purchaser Common Stock in the form additional shares of Purchaser Common Stock, (2) subdivision or split of any shares of Purchaser Common Stock, (3) combination or reclassification of shares of Purchaser Common Stock into a smaller number of shares of Purchaser Common Stock or (4) issuance of any securities by reclassification of shares of Purchaser Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Purchaser Common Stock are converted to cash or other securities (any event described in the foregoing clauses (i) and (ii), a “Reclassification Event”), then the Stock Purchase Price and the Per Share Value shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(4) and (ii) to provide for the receipt by Seller, in lieu of any shares of Purchaser Common Stock constituting the Stock Purchase Price, the same number or amount of cash and/or securities as is received in exchange for each share of Purchaser Common Stock in connection with any such transaction described in clauses (i)(4) and (ii) of this Section 2.1(c).

2.2            Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Unadjusted Purchase Price among the Assets. The “Allocated Value” for any Property equals the portion of the Unadjusted Purchase Price that is allocated to such Property on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

2.3            Adjustments to Cash Purchase Price. The Unadjusted Cash Purchase Price shall be adjusted as follows (without duplication), but (x) in the case of Sections 2.3(c), 2.3(d) and 2.3(e), only to the extent identified on or before the Cut-Off Date; and (y) in the case of Section 2.3(f), only to the extent paid or received, as applicable, on or before the Cut-Off Date:

(a)            decreased in accordance with Section 3.8;

(b)            decreased as a consequence of Assets (or any portions thereof) excluded from the transactions contemplated by this Agreement as set forth in Sections 3.4(a), 3.7(d), 3.12 or 3.13;

(c)            with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (i) decreased (for amounts owed by Seller or any of its Affiliates to any third Person as of the Effective Date) or (ii) increased (for amounts owed by any third Person to Seller or any of its Affiliates as of the Effective Date), as applicable, (A) in the case of gaseous Hydrocarbons, on the basis of $2.78 per MMBtu, multiplied by the amount of imbalance in MMBtu, (B) in the case of liquid Hydrocarbons (other than NGLs), on the basis of $61.45 per barrel, multiplied by the amount of the imbalance in barrels, (C) in the case of NGLs, on the basis of $27.47 per barrel, multiplied by the amount of the imbalance in barrels (in each case of sub-clauses (i) and (ii) hereof, net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons) or (D) by an amount agreed to in writing by the Parties;

(d)            increased by the aggregate amount of Seller’s share of any merchantable Hydrocarbon inventories produced from or credited to the Properties in storage tanks included in the Assets upstream of delivery points to the relevant purchasers on the Effective Date and based on the quantities in such storage tanks as of the Effective Date (solely to the extent such Hydrocarbon inventories are not sold prior to the Closing Date), multiplied by the Contract price therefor, or, if there is no applicable Contract, (A) in the case of gaseous Hydrocarbons, multiplied by $2.78 per MMBtu, (B) in the case of liquid Hydrocarbons (other than NGLs), multiplied by $61.45 per barrel or (C) in the case of NGLs, on the basis of $27.47 per barrel (in each case, net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons);

(e)            increased by the net amount of all prepaid expenses attributable to periods from and after the Effective Date (including prepaid insurance costs (solely to the extent attributable to the period between the Effective Date and Closing only), bonuses; rentals; and cash calls to Third Party operators) which have been paid or economically borne by Seller or its Affiliates (solely if, and to the extent, any of the foregoing constitute Property Costs hereunder);

(f)            without limiting either Party’s rights to indemnification under Article 11, adjusted for proceeds, revenues and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:

(i)            decreased by an amount equal to the aggregate amount of the following proceeds and/or revenues received by Seller or any of its Affiliates:

(A)            amounts earned from the sale, during the period from and including the Effective Date through but excluding the Cut-Off Date (the “Adjustment Period”), of Hydrocarbons produced from, or attributable or allocable to, the Properties (net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid by or behalf of Seller in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(f)(ii); and (z) Property Costs that are otherwise paid or economically borne by Seller in connection with earning or receiving any such proceeds, and excluding the effects of any Hedges); and

(B)            other income earned with respect to the Assets during the Adjustment Period (excluding the effects of any Hedges);

(ii)            increased by an amount equal to the amount of all Property Costs which are incurred by Seller in the ownership and operation of the Assets from and after the Effective Date but paid to Third Parties or that are otherwise economically borne by or on behalf of Seller or any of its Affiliates on or prior to the Cut-Off Date (including overhead charges for each Well in an amount equal to the overhead charges and rates that Seller or its applicable Affiliate would be entitled to receive in its capacity as “Operator” under any operating agreement actually in effect with one or more Third Parties as of the Effective Date or COPAS accounting procedure applicable to such Well if Seller’s interest in such Well were owned by a Third Party rather than Seller (or if there is no such operating agreement, the amounts charged for that Property on the same basis as have been historically charged in the ordinary course of business to Third Parties during the period immediately prior to the Effective Date)), except, in each case, any costs already deducted in the determination of proceeds in Section 2.3(f)(i);

(g)            decreased by the amount of Suspense Funds at the Closing, and any interest accrued in escrow accounts for such Suspense Funds;

(h)            increased by the amount of Asset Taxes allocated to Purchaser pursuant to Section 9.1 but paid or otherwise economically borne by Seller (or any of its Affiliates);

(i)            decreased by the amount of Asset Taxes allocated to Seller pursuant to Section 9.1 but paid or otherwise economically borne by Purchaser (or any of its Affiliates); and

(j)            increased by the amount of the Utilized Credit (as such term is defined in the Reimbursement Agreement), if any.

2.4            Certain Ordinary-Course Costs and Revenues.

(a)            With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Date but received or paid, as applicable, after the Effective Date:

(i)            Subject to the terms of this Section 2.4, Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties, which amounts are received after Closing but prior to the Cut-Off Date (net of any (A) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii)); and (B) Property Costs that are deducted by the purchaser of production, and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing but on or before the Cut-Off Date.

(ii)            Seller shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise), and entitled to any refunds and indemnities with respect to, all Property Costs incurred prior to the Effective Date; provided, however, that Seller’s responsibility for and entitlements to, as applicable, the foregoing shall terminate on the Cut-Off Date.

(b)            Purchaser shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties, and to all other income earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date.

(c)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser receive after Closing, but on or before the Cut-Off Date, any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller.

(d)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser pay after Closing, but on or before the Cut-Off Date, any Property Costs for which Seller is responsible under Section 2.4(a), Purchaser shall be reimbursed by Seller as promptly as reasonably practicable after receipt of an invoice therefor (regardless of whether such invoice is delivered to Seller before, on or after the Cut-Off Date), accompanied by copies of the relevant vendor or other invoice and proof of payment thereof.

(e)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to this Article 2, should Seller or any Affiliate of Seller receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(f)            Notwithstanding anything herein to the contrary Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties and other income earned with respect to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets, to the extent (i) an invoice for such amounts has not been received or paid by Purchaser, Seller or any of their respective Affiliates and (ii) a claim for such amounts has not been made, in each case, respectively, on or before the Cut-Off Date.

(g)            All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.

2.5            Procedures.

(a)            For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well or, if there are not storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.

(b)            Surface use or damage fees, insurance premiums (and refunds thereof), and other Property Costs (other than with respect to Asset Taxes, which shall be determined in accordance with Section 9.1) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date, but, notwithstanding anything to the contrary in this Agreement, prepaid insurance premiums that constitute Property Costs shall only be Purchaser’s responsibility to the extent attributable to the period of time between the Effective Date and the Closing Date.

(c)            After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that, prior to the Cut-Off Date, Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed (and which shall be deemed granted if not affirmatively withheld within five (5) Business Days following receipt of Purchaser’s request therefor). Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

(d)            “Earned” and “incurred,” as used in Section 2.4 and Section 2.3, shall be interpreted in accordance with accounting recognition guidance under GAAP.

2.6            Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law, or pursuant to any other applicable Law; provided, that, other than with respect to withholding Taxes owed as a result of the failure of Seller to timely deliver the forms described in Section 8.2(d), Purchaser will use commercially reasonable efforts to (a) notify Seller of any anticipated withholding no later than five (5) Business Days prior to the day on which the applicable consideration is payable or deliverable to, as applicable, Seller, (b) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) reasonably cooperate with Seller to minimize the amount of any applicable withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to Seller.

Article 3
TITLE AND ENVIRONMENTAL MATTERS

3.1            Purchaser’s Title Review.

(a)            From and after the Execution Date, and pursuant and subject to the terms of Sections 6.1 and 6.5, Purchaser shall have the right to conduct a review of Seller’s title to the Assets. The Title Matters and the condition to Closing set forth in Section 7.1(d) (together with any rights and remedies of Purchaser set forth in this Agreement with respect to such condition) provide Purchaser’s exclusive remedies with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Properties.

(b)            Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Properties, and, except with respect to, and without limitation of the Title Matters, Seller hereby expressly disclaims and negates any and all other warranties of title whatsoever, whether express, implied, statutory, or otherwise.

(c)            The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing (the “Assignment and Bill of Sale”) shall be in the form attached hereto as Exhibit B-1, and shall contain a special warranty of Defensible Title to the Properties by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. The Deed to be executed and delivered by the Parties at Closing (the “Deed”) shall be in the form attached hereto as Exhibit B-2, and shall contain a special warranty of title to the applicable Assets by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Assignment and Bill of Sale for which Purchaser has not furnished to Seller a valid defect claim notice that substantially satisfies the requirements set forth in Sections 3.6(a)(i) through 3.6(a)(v) on or before the date that is thirty-six (36) months after Closing. Purchaser shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Assignment and Bill of Sale against any Title Defect reported by Purchaser to Seller in a Title Defect Claim Notice delivered by Purchaser pursuant to Section 3.6(a) prior to the Defect Claim Date. If Purchaser provides written notice of a breach of the special warranty of Defensible Title set forth in any Assignment and Bill of Sale or Deed to Seller, Seller shall have a reasonable opportunity to cure such breach (at Seller’s sole cost and expense) for a period not to exceed ninety (90) days following Seller’s receipt of such notice. In any event, the recovery on a breach of Seller’s special warranty of Defensible Title under the Assignment and Bill of Sale or Deed (excluding any recovery attributable to such breaches that result from security interests, deeds of trust, mortgages, pledges or similar interests granted by Seller) shall not exceed the Allocated Value of the affected Asset.

3.2            Definition of Defensible Title.

(a)            As used in this Agreement, the term “Defensible Title” means that record title (including title evidenced by unrecorded written instruments that are awaiting recording with the applicable Governmental Authority if (x) such unrecorded written instruments are identified on Schedule 3.2(a) as of the Execution Date, (y) each Property that is affected by or related to each such unrecorded written instrument is identified on Schedule 3.2(a) as of the Execution Date and (z) Seller has made available to Purchaser reasonable evidence of the proper filing of each such unrecorded written instrument for recording with the applicable Governmental Authority) or beneficial title (solely in the case of contractual interests held pursuant to any applicable joint operating agreement, unit agreement or similar agreement) of Seller in and to the Leases (with respect to the Target Interval unless otherwise expressly set forth on Exhibit A-1 with respect to a particular Lease) and Wells (with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) shown on Exhibit A-1 or Exhibit A-2, as applicable, which, as of the Effective Date, the Defect Claim Date and the Closing Date, and subject to and except for Permitted Encumbrances:

(i)            with respect to each Well set forth on Exhibit A-2, entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-2;

(ii)            with respect to each Well set forth on Exhibit A-2, obligates Seller to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (B) increases that are accompanied by at least a proportionate increase in Seller’s (or its successor’s or assign’s) Net Revenue Interest for such Well, and (C) as otherwise expressly stated in Exhibit A-2 with respect to such Well;

(iii)            with respect to each Lease set forth on Exhibit A-1, (A) entitles Seller to ownership of not less than the Net Acres set forth in Exhibit A-1 for such Lease, and (B) entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A-1 for such Lease, except for, in the case of sub-clause (B), (1) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under the terms of the Agreement), (2) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (3) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under the terms of this Agreement), (4) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (5) as otherwise expressly stated in Exhibit A-1 with respect to such Lease; and

(iv)            is free and clear of any and all other liens, charges, encumbrances, obligations, and defects of any kind, other than Permitted Encumbrances.

(b)            As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, defect or other matter, including a discrepancy in Net Revenue Interest, Net Acres or Working Interest, that causes or results in Seller’s title to any Lease or Well identified or described on Exhibit A-1 or Exhibit A-2, as applicable, to be less than Defensible Title. As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller as of the Effective Date, Defect Claim Date and Closing Date in any Lease (solely as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) above that shown for such Lease or Well on Exhibit A-1 or Exhibit A-2, as applicable, (ii) increase the Net Acre ownership of Seller as of the Effective Date, Defect Claim Date and Closing Date in any Lease (solely as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) above that shown for such Lease on Exhibit A-1 without causing a decrease in Seller’s Net Revenue Interest as of the Effective Date, Defect Claim Date and Closing Date below that shown for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) on Exhibit A-1 (and disregarding any increase in Seller’s Working Interest in and to such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) above that shown for such Lease on Exhibit A-1 that is not accompanied by at least a proportionate increase in Seller’s Net Revenue Interest in and to such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) above that shown for such Lease on Exhibit A-1), or (iii) decrease the Working Interest of Seller as of the Effective Date, Defect Claim Date and Closing Date in any Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) below that shown for such Well on Exhibit A-2 (unless such decrease is accompanied by at least a proportionate decrease in Seller’s (or its successor’s or assign’s) Net Revenue Interest for such Well).

3.3            Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a)            all Royalties to the extent that they do not, and would not be reasonably likely to, individually or in the aggregate, reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A-2 for such Property without a corresponding increase in the Net Revenue Interest thereof;

(b)            the terms of all Leases to the extent that the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(c)            the terms of all Material Contracts and Rights of Way including provisions for obligations, penalties, suspensions, or forfeitures contained therein, in each case, so long as the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(d)            rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets that are (i) set forth on Schedule 4.8(a) as of the Execution Date and (ii) are triggered by the Transactions;

(e)            all third Person consent requirements and similar restrictions (i) that are not applicable to the Transactions, (ii) that are Material Consents that are set forth on Schedule 4.8(b) as of the Execution Date, if such consents are obtained from the appropriate Persons prior to the Closing Date, (iii) for which the appropriate time period for asserting the right to withhold or condition such consent has expired in accordance with its terms (unless (x) a dispute is pending or threatened with respect to or related to such consent or (y) such consent has been affirmatively withheld or refused by the holder thereof), (iv) that need not be satisfied prior to or in connection with a transfer of such Asset, (v) which are not Material Consents, but which are properly and timely addressed by Seller in accordance with Sections 3.11 and 3.12; or (vi) that relate solely and exclusively to Excluded Records or any other Excluded Assets;

(f)            liens for Taxes (i) not yet due and payable or (ii) if due and payable, that are being contested in good faith by appropriate actions (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(g)            liens created under the terms of the Leases, Contracts or Rights of Way that, in each case, are for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(h)            materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(i)            all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;

(j)            conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(k)            easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do, individually or in the aggregate, not materially interfere with the use, ownership and/or operation of any of the Assets subject thereto or affected thereby (as currently used, owned and/or operated as of the Execution Date) or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(l)            rights of a common owner of any interest in Rights of Way held by Seller, to the extent that the same do not materially interfere with the use, ownership and/or operation of any of the Assets (as currently used, owned and/or operated as of the Execution Date or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s));

(m)            any lien, charge, or other encumbrance which is expressly waived or assumed by Purchaser in writing or discharged by Seller, or otherwise released, in each case, at or prior to Closing;

(n)            defects based solely on the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent reasonable evidence that such failure or omission has resulted in, or would reasonably be expected to result in, a superior claim of title from a third Person attributable to such matter;

(o)            lack of a survey, unless a survey is required by Law;

(p)            any defect based on a failure to conduct operations, cessation of production or insufficient production over any period of time following the drilling and completion of a well capable of producing in paying quantities on any Lease that is identified on Exhibit A-1 as being held by production (or on any lands pooled or unitized therewith), except to the extent Purchaser provides reasonable evidence that such cessation of production, insufficient production or failure to conduct operations has (i) given the applicable lessor or any other third Person the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;

(q)            all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially interfere with or impair the use, ownership and/or operation of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date or as such Asset would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Asset and located in the same geographic area as such Asset(s), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(r)            defects based solely on assertions that Seller’s, Seller’s Representatives’ or the applicable operator’s files lack any information (including title opinions), or defects based solely on the inability to locate an unrecorded instrument of which Purchaser has actual notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller, if no claim has been made under such unrecorded instruments within the last ten (10) years;

(s)            defects based solely on a lack of evidence of the proper authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence that such matter has resulted in, or would be reasonably expected to result in, a superior claim of title from a third Person attributable to such matter;

(t)            any matter that has been cured, released or waived by any applicable Law of limitation or prescription, including adverse possession and/or the doctrine of laches which has existed for more than twenty-five (25) years and for which no reasonable evidence shows that another Person has asserted, or would reasonably be expected to assert, a superior claim of title to the applicable Assets;

(u)            unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(v)            any depth severances with respect to any Lease that do not (i) affect the Target Interval (except to the extent any such depth severance is otherwise specifically set forth and identified on Exhibit A-1 with respect to the applicable Lease) and/or (ii) individually or in the aggregate, result in or constitute an Unapproved Exception;

(w)            calls on Hydrocarbon production under existing Material Contracts, provided that the holder of such right must pay an index-based price for any Hydrocarbon production purchased by virtue of such call on production;

(x)            maintenance of uniform interest provisions (i) contained in any Contract to the extent (A) compliance with such provisions has been waived in writing by the parties to such Contract, or (B) Purchaser is able to confirm (through review of the Records and communications with, and cooperation from, Seller) that such maintenance of uniform interest provisions have been previously violated without the transferring party obtaining waivers, or without a non-transferring party under such Contract having filed a lawsuit or having asserted a claim for breach of such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;

(y)            defects arising solely from a change in applicable Laws after the Execution Date;

(z)            production payments that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(aa)        defects based on or arising out of the allocation of production of Hydrocarbons or from the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement, in each case, with respect to any horizontal Well contained in one or more Units and that crosses more than one Lease or tract, to the extent (i) such Well has been permitted by the Railroad Commission of Texas or other applicable Governmental Authority, (ii) the allocation of Hydrocarbons produced from or allocated to such Well among such Lease(s) or tract(s) is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its applicable proportionate share of production and (iii) none of Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(bb)         any lien, obligation, burden, or defect that affects only which Person (other than Seller of any of its Affiliates) has the right to receive payments with respect to Royalties with respect to any Property (rather than the amount of such Royalties on the applicable Property) and that does not affect the validity of the Seller’s interest in such underlying Property;

(cc)         defects based solely on Seller’s failure to have a title opinion or title insurance policy on any Property;

(dd)        any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease or (iii) the failure of Exhibit A-1 or Exhibit A-2 to reflect any Lease where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well, except, in each case, to the extent Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(ee)         lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same would not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(ff)          the terms and conditions of this Agreement or any other document executed pursuant to the terms of this Agreement;

(gg)        any matters expressly identified and set forth on Schedule 3.3 as of the Execution Date; and

(hh)        any other liens, charges, encumbrances, defects, or irregularities which (i) do not, individually or in the aggregate, result in or constitute an Unapproved Exception and (ii) would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties that are similar to the Assets.

3.4            Environmental Assessment; Environmental Defects.

(a)            From and after the Execution Date, and subject to the terms of Sections 6.1 and 6.5 and this Section 3.4, Purchaser shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an inspection of the environmental condition and compliance status of the Assets, including with respect to the operations, use, maintenance and development thereof (the “Environmental Review”), which may include conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13 or E2247-16) (“Phase I”). With respect to any Assets that are operated by a Third Party, Seller shall use commercially reasonable efforts to obtain permission from such Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s); provided, however, that Seller shall have no liability to Purchaser for failure to obtain such Third Party operator’s permission so long as Seller has uses its commercially reasonable efforts to obtain permission from the applicable Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s)(and, for purposes of clarity, Seller shall not be required to make any payments or undertake any obligations for the benefit of any Third Party with respect to such access to such non-operated Assets). Purchaser shall provide Seller with a minimum of twenty-four (24) hours’ advance written notice of its proposed environmental assessment activities prior to entering the Asset(s) to be assessed. Seller shall have the right to have one or more Representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of Equipment, or other invasive activity (each, an “Invasive Activity”) without (x) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are operated by Seller or any of its Affiliates, the prior written consent of Seller (which consent can be withheld in Seller’s sole discretion for any reason or no reason), or (y) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are not operated by Seller or any of its Affiliates, the prior written consent of Seller and the applicable Third Party operator; provided, however, that in the event that (A) Purchaser determines in good faith that any Phase I conducted by Purchaser or any Environmental Consultant identifies the existence of any actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) with respect to any of the Assets and concludes or recommends that conducting any Invasive Activity(ies) with respect to the affected Asset(s) is reasonably necessary in order for Purchaser or the Environmental Consultant to determine the nature, scope and/or extent of such identified actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) and/or the Environmental Defect Amount thereof and (B) Seller (or, if applicable, the applicable Third Party operator of the affected Asset(s)) fails to grant its consent (which consent can be withheld in either Seller’s or the applicable Third Party operator’s sole discretion for any reason or no reason) to such Invasive Activity(ies) within five (5) days of its receipt of Purchaser’s request therefor, then Purchaser shall have the right (in its sole discretion) to elect in writing to exclude the affected Asset(s) from the transactions contemplated by this Agreement and, in such event, (1) the Unadjusted Purchase Price shall be reduced by the Allocated Value, if any, of such affected Asset(s), (2) such affected Asset(s) shall be deemed to be excluded from the definition of “Assets” and from the applicable exhibits attached hereto, (3) Purchaser shall have no obligations or liabilities of any kind with respect to such excluded affected Assets and (4) such affected Assets(s) shall thereafter be deemed to constitute Excluded Assets for all purposes of this Agreement. In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant and Purchaser’s other Representatives to): (I) perform all work in a safe and workmanlike manner; (II) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (III) materially comply with all applicable Laws; and (IV) at its sole cost, risk, and expense, with respect to any physical damages or disturbances caused by the Environmental Review, repair any disturbances or damages to the Properties caused by the Environmental Review.

(b)            Purchaser shall provide to Seller (free of cost) copies of any final environmental reports generated by the Environmental Consultant with respect to any Environmental Defect asserted by Purchaser hereunder, if applicable. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller and their respective Affiliates shall maintain, and shall cause its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the prior written consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Closing, Purchaser shall continue to be subject to the confidentiality provisions in this Section 3.4(b) and shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives with the terms of this Section 3.4(b) that are applicable to such Persons. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Purchaser and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives, but shall, for purposes of clarity, remain in full force and effect with respect to Seller and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives.

(c)            Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED.

3.5            Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition, matter, obligation, event or circumstance with respect to all or any portion of any of the Assets that causes such Asset(s) (or Seller, with respect to such Asset(s)) to be in violation of any Environmental Law or not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Law or (b) the existence as of the Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation in excess of standards permitted under any Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) current obligations to plug or abandon any well, (ii) the presence of NORM or asbestos, as described in Section 3.4(c), other than with respect to the presence of NORM or asbestos in quantities that presently require remediation or abatement under Environmental Law, or (iii) the matters that are disclosed on Schedule 3.5 as of the Execution Date.

3.6            Notice of Title and Environmental Defects and Benefits; Adjustment.

(a)            To assert a claim for a Title Defect, Purchaser must deliver a defect claim notice or notices (each, a “Title Defect Claim Notice”) to Seller on or before 5:00 p.m. local time in Houston, Texas, on June 24, 2021 (the “Defect Claim Date”). Each such Title Defect Claim Notice shall be in writing and shall include:

(i)            a description of the alleged Title Defect(s);

(ii)            the Property(ies) affected thereby (each, a “Title Defect Property”);

(iii)            the Allocated Value of the Title Defect Property(ies) subject to the alleged Title Defect(s);

(iv)            to the extent in Purchaser’s possession or control, copies of supporting documents reasonably sufficient for Seller (as well as any attorney or examiner hired by Seller) to evaluate the alleged Title Defect(s) (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)); and

(v)            Purchaser’s good faith estimate of the Title Defect Amount attributable to such alleged Title Defect and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(a)(i) through Section 3.6(a)(v) above shall not render such Title Defect Claim Notice void or ineffective so long as such Title Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature, and Purchaser’s good faith estimate of the applicable Title Defect(s) and Title Defect Amount(s) asserted therein.

WITHOUT LIMITATION OF THE TITLE MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS OR OTHER DEFICIENCIES OR DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and purchaser’s good faith estimate OF THE TITLE DEFECT(S) AND TITLE DEFECT AMOUNT(S) ASSERTeD IN SUCH TITLE DEFECT CLAIM NOTICE.

(b)            Should (x) Purchaser obtain knowledge of any Title Benefit on or before the Defect Claim Date or (y) Seller first obtain knowledge of any Title Benefit after the Execution Date and on or before the Defect Claim Date, then such Party shall, on or before the Defect Claim Date, deliver to the other Party a written notice of such alleged Title Benefit including:

(i)            a description of the alleged Title Benefit;

(ii)            the Property(ies) affected thereby;

(iii)            the Allocated Value of the Property subject to such alleged Title Benefit;

(iv)            to the extent in the possession or control of such notifying Party, copies of supporting documents reasonably sufficient for the other Party (as well as any attorney or examiner hired by the other Party) to verify the existence of the alleged Title Benefit(s); and

(v)            such notifying Party’s good faith estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Benefit notice to include any of the information or documentation identified or described in Section 3.6(b)(i) through Section 3.6(b)(v) above shall not render such Title Benefit notice void or ineffective so long as such Title Benefit notice is otherwise reasonably sufficient to provide notice to the applicable other Party of the existence, nature, and the applicable notifying Party’s good faith estimate of the applicable Title Benefit(s) and Title Benefit Amount(s) asserted therein.

SELLER shall be deemed to have waived AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND all Title Benefits of which no Party has RECEIVED on or before the Defect Claim Date A VALID TITLE BENEFIT NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO THE OTHER PARTY OF THE EXISTENCE, NATURE, and good faith estimate OF THE TITLE BENEFIT(S) AND TITLE BENEFIT AMOUNT(S) ASSERTeD IN SUCH TITLE BENEFIT NOTICE, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.6(b).

(c)            To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects (each, an “Environmental Defect Claim Notice”), which Environmental Defect Claim Notices shall be in writing and shall include:

(i)            a description of the alleged Environmental Defect, including the applicable Environmental Law(s) alleged to be violated and/or implicated thereby and the facts that Purchaser believes substantiate the existence of such alleged Environmental Defect;

(ii)            the Asset(s) affected by such alleged Environmental Defect (each, an “Environmental Defect Asset”);

(iii)            to the extent in Purchaser’s possession or control, such supporting documentation and/or Environmental Information as is reasonably sufficient for Seller (as well as any consultant hired by Seller) to evaluate the alleged Environmental Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery));

(iv)            Purchaser’s good faith estimate of the Environmental Defect Amount attributable to such alleged Environmental Defect and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Environmental Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(c)(i) through Section 3.6(c)(iv) above shall not render such Environmental Defect Claim Notice void or ineffective so long as such Environmental Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature and Purchaser’s good faith estimate of the applicable Environmental Defect(s) and Environmental Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE Assets (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and Purchaser’s good faith estimate OF THE ENVIRONMENTAL DEFECT(S) AND ENVIRONMENTAL DEFECT AMOUNT(S) ASSERTeD IN SUCH ENVIRONMENTAL DEFECT CLAIM NOTICE.

(d)            Purchaser agrees to use commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects and alleged Environmental Defects discovered by Purchaser during such calendar week, which notice may be preliminary in nature and may be amended, supplemented, replaced and/or withdrawn (in-whole or in-part), in Purchaser’s discretion, at any time on or prior to the Defect Claim Date and provided that, notwithstanding anything to the contrary herein, any failure of Purchaser to provide any such preliminary notice to Seller shall not be deemed or construed to waive, limit, restrict or otherwise prejudice Purchaser’s right to assert any Title Defect or Environmental Defect at any time on or prior to the Defect Claim Date.

3.7            Cure.

(a)            Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove to the reasonable satisfaction of Purchaser (i) on or before the date that is three (3) days prior to the Target Closing Date (such date, the “Environmental Cure Date”), any alleged Environmental Defects (each such alleged Environmental Defect, a “Cure Target Environmental Defect”) or (ii) on or before the date that is ninety (90) days after the Closing Date (such date, the “Title Cure Date” and, together with the Environmental Cure Date, each, a “Cure Date”, as applicable), any alleged Title Defects (each such alleged Title Defect, a “Cure Target Title Defect” and, together with all Cure Target Environmental Defect, collectively, the “Cure Target Defects”), in each case, of which Seller has been advised by Purchaser pursuant to Section 3.6(a), 3.6(c) or 3.6(d), as applicable. To exercise any such cure or removal right with respect to any Cure Target Title Defects after Closing, Seller shall provide written notice to Purchaser of its intent to attempt to cure or remove any such Cure Target Title Defects on or before 5:00 p.m. local time in Houston, Texas on the date that is at least five (5) Business Days prior to the Target Closing Date. Seller may elect to perform any such environmental cure or removal work with respect to any Cure Target Environmental Defect at any time prior to the Environmental Cure Date by delivering prior written notice thereof to Purchaser. At Closing, (A) all Title Defect Properties that are affected by or subject to any such Cure Target Title Defects shall be included in the Assets to be assigned, conveyed and transferred to Purchaser in connection with Closing and (B) all adjustments to the Unadjusted Purchase Price with respect to such Cure Target Title Defects shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(f). The election by Seller to attempt to cure or remove one or more of such Cure Target Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution related to any such Cure Target Defect. Seller’s election to attempt cure or remove a Cure Target Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 3, including Seller’s right to dispute the existence, nature, or value of such Cure Target Defect.

(b)            Subject to, and without limitation of, the Parties’ respective rights under Section 3.10 with respect to any Disputed Matter, including, for purposes of clarity, the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence of and/or the Title Defect Amount or Environmental Defect Amount with respect to, as applicable, any Cure Target Defect that constitutes a Disputed Matter, to the extent any Cure Target Defect is not cured and/or remediated to Purchaser’s reasonable satisfaction by Seller on or before the applicable Cure Date, the adjustment required under Section 3.8 with respect thereto shall be made pursuant to Section 8.4(a) or Section 8.4(b), as applicable.

(c)            Any dispute between Seller and Purchaser relating to whether, and to what extent, a Cure Target Defect has been cured or remediated shall be deemed to constitute a Disputed Matter and shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before the date that is ten (10) Business Days after the applicable Cure Date; provided, however, that any prior or concurrent determination by the Title Arbitrator or Environmental Arbitrator, as applicable, with respect to Cure Target Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to attempt to cure or remediate pursuant to Section 3.7(a) shall be binding on the Parties with respect to such Cure Target Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(d)            Seller shall have the right to exclude any Environmental Defect Asset that constitutes a Lease or Well from this Agreement by delivery of written notice to Purchaser of the exercise of such right no later than two (2) Business Days prior to the Target Closing Date if Purchaser’s good faith estimate of the Environmental Defect Amount(s) for such Environmental Defect Asset(s), as set forth in the applicable Environmental Defect Claim Notice, in each case, equals or exceeds (i) one hundred percent (100%) of the Allocated Value of the applicable Environmental Defect Asset (if the applicable Environmental Defect Asset has an Allocated Value) or (ii) $65,000 if the applicable Environmental Defect Asset does not have an Allocated Value, and, in either such case, the Closing Payment shall be reduced by the Allocated Value of the applicable Environmental Defect Asset (if any) and such applicable Environmental Defect Asset shall be deemed deleted from the Exhibits and Schedules hereto and constitute an “Excluded Asset” for all purposes of this Agreement; provided, however, that, notwithstanding the foregoing, Seller shall have no right to exclude any such Environmental Defect Asset if, and only if, (A) Purchaser determines in good faith that the exclusion of such Environmental Defect Asset would materially and adversely affect Purchaser’s ownership, operation and/or use of any other Asset (or any group of Assets) in any material respect following Closing and (B) the aggregate downward adjustment to the Purchase Price associated with all Environmental Defect Asset(s) addressed in subpart (A) of this Section 3.7(d) (for the avoidance of doubt, if such Environmental Defect Asset(s) were not excluded from this Agreement) would be less than One Million Dollars ($1,000,000), in which case such Environmental Defect Asset(s) will be conveyed to Purchaser at Closing in accordance with the terms of this Agreement.

3.8           Adjustment for Title Defects and Benefits and Environmental Defects.

(a)            With respect to each Asset for which any Title Defect or Environmental Defect has been alleged under Section 3.6(a) or 3.6(c), such Asset shall, subject to Seller’s exercise of its right in Section 3.7(d) with respect to any applicable Environmental Defect Asset, be assigned at Closing subject to all uncured Title Defects and Environmental Defects, and the Purchase Price shall be reduced at Closing by (i) in the case of Title Defects, an amount determined pursuant to Section 3.9(a) (the “Title Defect Amount”), and (ii) in the case of Environmental Defects, an amount determined pursuant to Section 3.9(c) (the “Environmental Defect Amount”), in each case, as provided in ¨Sections 3.8(d), 3.8(e) and 3.8(f), as applicable; provided, however, that, notwithstanding the foregoing, without limitation of Section 3.8(e), no other reduction shall be made in the Unadjusted Purchase Price at Closing with respect to any Title Defect or Environmental Defect which (A) Seller elects to cure following Closing pursuant to Section 3.7(a) (solely with respect to Title Defects) or (B) are Disputed Matters.

(b)            With respect to each Property affected by Title Benefits reported under Section 3.6(b), there shall be an offset to Title Defects and Environmental Defects by an amount as determined pursuant to Section 3.9(b) (the “Title Benefit Amount”); provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Title Benefit Amount(s) result in any increase to the Unadjusted Purchase Price.

(c)            Seller and Purchaser shall use their respective commercially reasonable efforts and cooperate in good faith to attempt to agree upon the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c) above, as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts, in each case, on or before the Closing Date. If Seller and Purchaser are unable to agree by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits, Environmental Defects, reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10.

(d)            At Closing, the Unadjusted Purchase Price shall be adjusted (i) in accordance with Section 3.8(a) with respect to any Title Defects which (A) Seller has not elected to attempt to cure pursuant to Section 3.7(a) and (B) are not Disputed Matters, (ii) in accordance with Section 3.8(a) with respect to any Environmental Defects which (A) Seller has not cured to Purchaser’s reasonable satisfaction as of the Closing Date and (B) are not Disputed Matters and (iii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.

(e)            At Closing, an amount equal to the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Purchaser in the applicable Title Defect Claim Notices and Environmental Defect Claim Notices provided in accordance with Sections 3.6(a) and/or 3.6(c), as applicable) related to (i) any Cure Target Title Defects which Seller elects to attempt to cure prior to the Title Cure Date in accordance with Section 3.7(a) or (ii) which are Disputed Matters (such aggregate amount, the “Defect Escrow Amount”), shall be deducted in the calculation of the Closing Payment, as provided in Section 8.4(a). As contemplated by Section 8.4(a), such deduction shall be made by reducing the portion of the Cash Purchase Price payable at Closing by an amount equal to the Defect Escrow Amount and, at the Closing, Purchaser shall deposit the Defect Escrow Amount into a separate escrow account established with the Escrow Agent (the “Defect Escrow Account”), to be governed by a separate escrow agreement to be executed at Closing among Seller, Purchaser, and the Escrow Agent, in substantially the same form as the Deposit Escrow Agreement (the “Defect Escrow Agreement”). The Defect Escrow Amount shall be held, invested and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing and/or resolution, as applicable, of the applicable Cure Target Title Defects and/or the applicable Disputed Matters in accordance with the applicable terms of this Article 3. For the avoidance of doubt, the Defect Escrow Account, Defect Escrow Amount and the Defect Escrow Agreement shall each be independent of and separate from each of (x) the Deposit Escrow Account established for the Deposit and the related Deposit Escrow Agreement and (y) the Indemnity Holdback Escrow Account established for the Indemnity Holdback Amount and the related Indemnity Holdback Escrow Agreement.

(f)            After Closing, the Purchase Price shall be adjusted for (i) any Cure Target Title Defects which (A) Seller elects to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) or (B) are Disputed Matters and (ii) any Environmental Defects or Title Benefits which are Disputed Matters, in each case, to the extent the Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts for such Title Defects, Title Benefits and Environmental Defects are included in the Defect Escrow Amount, as provided in this Section 3.8(f). Within ten (10) Business Days after the later to occur of (x) the Title Cure Date and (y) the final date of determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10, as applicable, and after consideration of all other adjustments previously made to the Unadjusted Purchase Price and after giving effect to all applicable limitations set forth in Section 3.9, the Parties shall execute joint written instructions to the Escrow Agent instructing it to deliver to Seller or Purchaser, as applicable, the portion of the Defect Escrow Amount equal to the net amount which such Party is entitled to receive in order to make the adjustments to the Unadjusted Purchase Price called for pursuant to this Section 3.8, with respect to (a) any Disputed Matters, as determined by the applicable Title Arbitrator or Environmental Arbitrator under Section 3.10(a) and/or Section 3.10(b), as applicable, and (b) any Cure Target Title Defects which Seller elected to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) and which are not Disputed Matters after considering the extent such Title Defects have been cured pursuant to Section 3.6(c) to Purchaser’s reasonable satisfaction. Any payment made pursuant to this Section 3.8(f) shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment (which bank account or account(s) shall, for purposes of clarity, be designated by such Party in the applicable executed joint written instructions delivered to the Escrow Agent instructing it to deliver such payment to such Party).

(g)            The Parties shall treat for Tax purposes, any amount paid pursuant to this Section 3.8 as an adjustment to the Purchase Price.

(h)            SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, THE TITLE MATTERS, THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION DOCUMENTS, THE CONDITION TO CLOSING IN SECTION 7.2(D), AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED IN THIS AGREEMENT), (X) THIS ARTICLE 3 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OTHERWISE BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (Y) EXCEPT AS PROVIDED IN SECTION 3.6(a) AND SECTIOn 3.6(C), BUT SUBJECT TO THE FOREGOING TERMS OF THIS SECTION 3.8(H), PURCHASER OTHERWISE RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET.

3.9          Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a)            The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)            if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Property;

(iii)            if the Title Defect represents a discrepancy between (A) Seller’s aggregate ownership of Net Acres for any Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) and (B) the amount of Net Acres set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A–1, and there is no discrepancy between the aggregate Net Revenue Interest of Seller in such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) and the Net Revenue Interest set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by Seller in such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) and the number of Net Acres set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A–1, and the denominator of which is the Net Acres set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A–1;

(iv)            if the Title Defect represents a discrepancy between (A) Seller’s aggregate Net Revenue Interest for any Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well, and for which there is not at least a proportionate decrease in Seller’s Working Interest or Net Acre ownership, as applicable, for such applicable Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well from that set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well, then the Title Defect Amount shall be the product of the Allocated Value of such Lease or Well multiplied by a fraction, the numerator of which is the decrease in Seller’s aggregate Net Revenue Interest in such Lease or Well and the denominator of which is Seller’s Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well; provided, however, that if the Title Defect does not affect such Lease or Well throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iv) shall be reduced to take into account the applicable time period only;

(v)            if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), (iii), or (iv) of this Section 3.9, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(vi)            the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vii)            notwithstanding anything to the contrary in this Article 3:

(A)            an individual claim for a Title Defect for which a valid Title Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Sixty-Five Thousand Dollars ($65,000) (the “Individual Defect Threshold”); provided, however, that if a specific Title Defect affects more than one Title Defect Property, then the Title Defect Amounts associated with such specific Title Defect may be aggregated by Purchaser for determining whether the Individual Defect Threshold is met with respect to all such Properties affected by such specific Title Defect;

(B)            the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)            there shall be no adjustment to the Purchase Price for Title Defects or Environmental Defects unless and until the aggregate of all Title Defect Amounts and Environmental Defect Amounts that exceed (or are deemed to exceed) the Individual Defect Threshold less the aggregate of all Title Benefit Amounts that exceed the Title Benefit Threshold, exceeds an amount equal to two percent (2%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Unadjusted Purchase Price. For purposes of this Section 3.9(a)(vii)(C), the Unadjusted Purchase Price shall be reduced by the Allocated Value of any Assets excluded pursuant to Section 3.4(a), Section 3.7(d) or Section 3.12 and references to the Unadjusted Purchase Price in this Section 3.9(a)(vii)(C) shall be deemed and construed to reference the Unadjusted Purchase Price as reduced by any such reductions described herein.

(b)            The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)            if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)            if the Title Benefit represents a discrepancy between (A) Seller’s aggregate Net Acre ownership in any Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) and (B) the amount of Net Acres shown for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A–1, and there is no discrepancy between the aggregate Net Revenue Interest of Seller in such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) and the Net Revenue Interest set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A-1, then the Title Benefit Amount shall be the product of the Allocated Value of such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) multiplied by a fraction, the numerator of which is difference between the number of Net Acres owned by Seller in such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) and the number of Net Acres set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A–1, and the denominator of which is the Net Acres set forth for such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) in Exhibit A–1;

(iii)            if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well and (B) the Net Revenue Interest stated with respect to such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well, as applicable, in Exhibit A–1 or Exhibit A-2, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well multiplied by a fraction, the numerator of which is the increase in Seller’s aggregate Net Revenue Interest in such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well and the denominator of which is the Net Revenue Interest stated in Exhibit A–1 or Exhibit A-2 with respect to such Lease (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease)) or Well; provided, however, that if the Title Benefit does not affect a Lease or Well throughout the entire productive life of thereof, the Title Benefit Amount determined under this Section 3.9(b)(iii) shall be reduced to take into account the applicable time period only;

(iv)            if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i), (ii) or (iii) of this Section 3.9(b), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and

(v)            notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only serve to offset the any applicable Title Defect Amounts and/or Environmental Defect Amounts if the Title Benefit Amount with respect thereto exceeds Sixty-Five Thousand Dollars ($65,000) (the “Title Benefit Threshold”).

(c)            The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i)            if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)            the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required under Environmental Laws that addresses the applicable Environmental Defect with the most cost-effective remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the continued, safe, and prudent operation of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a direct result of such response);

(iii)            the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder; and

(iv)            notwithstanding anything to the contrary in this Article 3, an individual claim for an Environmental Defect for which a valid Environmental Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect thereto exceeds the Individual Defect Threshold.

3.10        Dispute Resolution.

(a)            Except as otherwise provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts (collectively, “Disputed Title Matters”), on or after the date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Title Matters to the Title Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Title Matters to the Title Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Title Arbitrator and submit such Disputed Title Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator.

(b)            Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (collectively, “Disputed Environmental Matters”), on or after a date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Environmental Matters to a reputable environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Environmental Arbitrator”). and thereafter the Parties shall promptly submit such remaining Disputed Environmental Matters to the Environmental Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Environmental Matters to the Environmental Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator and submit such Disputed Environmental Matters along with such application. The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator.

(c)            In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making their respective determinations, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator or Environmental Arbitrator (as applicable), are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses. The Title Arbitrator may not award Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect Claim Notice or a greater Title Benefit Amount than that claimed by Seller in its position statement delivered to the Title Arbitrator. The Environmental Arbitrator may not award Purchaser a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect Claim Notice.

3.11        Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date (but in any event no later than five (5) Business Days following the Execution Date), Seller shall (a) prepare and send (i) notices to the holders of any consents to assignment or similar rights that are applicable to or triggered by any of the Transactions contemplated by this Agreement (including, for purposes of clarity, the Material Consents and all other consents and similar rights that are set forth on Schedule 4.8(b)) requesting the consent of each such Person to the Transactions (or a waiver of such consent right) and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are applicable to or triggered by any of the Transactions (including, for purposes of clarity, those set forth on Schedule 4.8(a)) in compliance with the terms of such rights and requesting waivers of such rights, in each case, using forms of such notices that are reasonably acceptable to Purchaser and (b) provide Purchaser with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 3.11. Seller shall use commercially reasonable efforts to obtain all such consents and similar approvals (or waivers thereof) and waivers of all preferential rights and other similar rights prior to the Target Closing Date; provided, however, that Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain the required consents and waivers. Upon receipt of Seller’s written request, Purchaser shall use commercially reasonable efforts to cooperate in good faith with Seller in seeking to obtain such any and all such consents, approvals, permissions, and waivers; provided, however, that Purchaser shall not be obligated to spend any monies or undertake any obligations (other than requesting such consents and waivers) in connection therewith. Seller covenants and agrees that it shall promptly provide written notice to Purchaser after becoming aware of any actual or threatened dispute, disagreement or proceeding affecting or with respect to any consent, preferential rights and other similar rights affecting or relating to the Transactions.

3.12        Consent Requirements.

(a)            Subject to, and without limitation of, Section 3.12(c), unless the Parties otherwise agree in writing, in no event shall there be transferred at Closing any Asset for which a Material Consent has not been obtained prior to Closing. Seller shall deliver a written notice to Purchaser on or before five (5) Business Days prior to the Target Closing Date setting forth each Material Consent which, as of such date, has not been satisfied or waived (or that is otherwise subject to an actual or threatened dispute) and Purchaser shall thereafter have the continuing right until the date that is one (1) Business Day prior to the Target Closing Date to elect to waive the receipt (or waiver) of any such Material Consent, in which case, such Material Consent shall be deemed to have been obtained prior to Closing with respect to the affected Asset(s) for all purposes of this Agreement.

(b)            In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, the Parties shall continue after Closing and until the date of the final adjustment to the Unadjusted Purchase Price under Sections 8.4(b) and/or 8.4(c), as applicable (the “Final Adjustment Date”), to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent (or waiver thereof), and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, neither Party shall be required to make any payments or undertake any obligations for the benefit of the holders of any un-obtained Material Consents subject to this Section 3.12(b) in connection with obtaining (or attempting to obtain) any such Material Consent (or a waiver thereof).

(c)            In cases in which the Asset subject to such a Material Consent requirement is a Property and the Material Consent to the transfer of such Property (or a waiver thereof) is not obtained by Closing, Purchaser shall have the right to elect to exclude the Property subject to such Material Consent and, subject to the remainder of this Section 3.12(c), (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced at Closing by the Allocated Value of such Property, (iii) such Property shall be deemed to be deleted from Exhibit A-1, Exhibit A-2 and/or Exhibit A-3 attached hereto, as applicable, and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. The Parties shall continue to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and if any such Material Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.3(b) is subsequently satisfied (or waived) prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Material Consent requirement is satisfied (or waived), convey the applicable Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Property (or portion thereof) at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property (or portion thereof), pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement) to Seller, and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, (y) added to Schedule 1.3 attached hereto or (z) an Excluded Asset for any purposes hereunder. With respect to any Surface Fee Estate that becomes an Excluded Asset by operation of this Section 3.12(c), if permitted pursuant to applicable Law and agreement, until the Material Consent for such Surface Fee Estate is obtained or the Surface Fee Estate has been terminated, such Surface Fee Estate shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder that would have been an Assumed Obligation with respect to such Surface Fee Estate had such Surface Fee Estate been assigned to Purchaser at Closing, and Purchaser shall be responsible for the performance of any obligations that would have been an Assumed Obligation with respect to such Surface Fee Estate had such Surface Fee Estate been assigned to Purchaser at Closing. Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Property (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Purchaser to Seller, and, if negative, by Seller to Purchaser.

3.13        Preferential Purchase Rights.

(a)            Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 8.1 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b)            If any preferential right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset (or portion(s) thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset (or portion(s) thereof), (iii) such Asset (or portion(s) thereof) shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset (or portion(s) thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and shall be entitled to the consideration paid by such holder.

(c)            Should a third Person fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or portions thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof subject to such preferential purchase right); (iii) each such affected Asset (or portion thereof) shall be subject to the remainder of this Section 3.13(c) and Section 3.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential rights to purchase) to obtain the waiver of the preferential purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and Seller shall be entitled to the consideration paid by such holder.

(d)            In the event that, after Closing, a preferential purchase right with respect to an Asset (or portion thereof) not conveyed to Purchaser at Closing pursuant to Section 3.13(c) is waived in writing or the time for exercise of such right has expired pursuant to its terms without exercise by the holder thereof, (i) Purchaser shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing; and (iii) Purchaser shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Asset (or portion thereof) under this Agreement) to Seller, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, (B) added to Schedule 1.3 attached hereto or (C) an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Purchaser to Seller, and, if negative, by Seller to Purchaser.

3.14            Limitations on Applicability. Purchaser’s right to allege Title Defects and Environmental Defects pursuant to this Article 3 shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.8 with respect to any Environmental Defect, Title Defect or Title Benefit claim properly reported on or before the Defect Claim Date.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the following as of the Execution Date, and effective upon the Closing, as of the Closing Date:

4.1           Seller.

(a)            Each of Sabalo Energy and Sabalo Operating is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Texas.

(b)            Seller has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

(c)            The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which Seller is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and at Closing each other Transaction Agreement to which Seller is a party will have been duly executed and delivered by Seller), and this Agreement constitutes the valid and binding obligations of Seller, and at the Closing each other Transaction Agreement to which Seller is a party will be the valid and binding obligation of Seller, in each case enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)            The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement do not (i) violate any provision of the certificate of incorporation or formation or the limited liability company agreement or bylaws, as applicable, of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller or any of its Affiliates is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller or any of its Affiliates as a party in interest, or (iv) violate any Laws applicable to Seller or any of its Affiliates, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Seller Material Adverse Effect.

4.2           Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets or Seller’s ownership, use or operation of the Assets; (b) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller or its Affiliates, which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement; and (c) none of Seller, its Affiliates or the Assets are subject to any material outstanding judgments, writs, orders, injunctions or decrees issued, made, entered or rendered by any Governmental Authority; provided that Seller makes no representation or warranty in this clause (c) as to any judgments, orders, writs, rules, injunctions or decrees which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry.

4.3           Taxes and Assessments. Except as disclosed on Schedule 4.3:

(a)            all material Asset Taxes that have become due and payable by Seller or any of its Affiliates have been duly paid, and all Tax Returns required to be filed by Seller or any of its Affiliates with respect to such Asset Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects;

(b)            all withholding Tax requirements imposed on or with respect to the Assets have been satisfied in all material respects;

(c)            there are no liens (other than liens for current period Taxes not yet due and payable) on any of the Assets attributable to unpaid Taxes;

(d)            there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax;

(e)            no extension of time within which to file any Tax Return with respect to Asset Taxes is currently in effect;

(f)            no audit, litigation or other proceeding with respect to material Asset Taxes has been commenced by any Governmental Authority or is presently pending, and Seller has not received written notice of any pending claim against it from any applicable Governmental Authority for assessment of material Asset Taxes and, to Seller’s knowledge, no such claim has been threatened; and

(g)            other than the Tax partnership created pursuant to the Shad Farmout Agreement and the Shad TPA (such Tax partnership, the “Shad Tax Partnership”) (i) none of the Assets are subject to any Tax partnership agreement or are otherwise treated as held in an arrangement requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code and (ii) subject to, and without limitation of, Section 9.9, the Shad Tax Partnership does not have in effect a valid election under Code Section 754 for the Taxable year that includes the Closing Date.

The representations and warranties set forth in this Section 4.3 are the sole representations and warranties in this Agreement related to Taxes or Tax matters, and only in the case of the representations and warranties contained in Sections 4.3(a) and 4.3(b), may not be relied upon for any Tax period (or portion thereof) beginning on or after the Closing Date.

4.4            Compliance with Laws. Except with respect (i) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.15), (ii) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.3), and (iii) except as disclosed on Schedule 4.4, Seller’s and its Affiliates’ ownership and the operation of the Assets (and, to Seller’s knowledge, the operation of the Assets by any applicable Third Parties during Seller’s period of ownership) is and has been in compliance with all applicable Laws in all material respects.

4.5            Material Contracts. Schedule 4.5 sets forth a true, complete and accurate list of all Material Contracts as of the Execution Date (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)). None of Seller or any of its Affiliates or, to Seller’s knowledge, any other Person, is in material breach of or material default under any Material Contract except as disclosed on Schedule 4.5. To Seller’s knowledge, all Material Contracts are in full force and effect and constitute legal and binding obligations of Seller and/or its applicable Affiliate(s). Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by Seller or any of its Affiliates under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices that have been received by Seller or any of its Affiliates of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Purchaser complete and accurate copies of all Material Contracts (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)) prior to the Execution Date.

4.6            Payments for Production. Neither Seller nor any of its Affiliates is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties established in the Leases or reflected on Exhibit A-1 or Exhibit A-2, minimum throughput commitments covered by Section 4.22, imbalances covered by Section 4.7, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s or any of its Affiliates’ interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

4.7            Imbalances. Except as set forth on Schedule 4.7 and to Seller’s knowledge, as of the date set forth on Schedule 4.7, none of Seller or any of its Affiliates has, and its and their interests in the Assets are not subject to, any production, transportation, plant, or other imbalances with respect to production from or allocated the Properties.

4.8           Material Consents and Preferential Purchase Rights.

(a)            Except as set forth on Schedule 4.8(a), there are no preferential rights to purchase, rights of first offer, rights of first refusal, tag-along rights or similar rights which, in each case, may be applicable to the sale or transfer of any right, title or interest in or to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

(b)            Except as set forth on Schedule 4.8(b) and except for consents and approvals of Governmental Authorities that are customarily obtained after Closing, there are no Material Consents which may be applicable to the sale or transfer of any right, title or interest in or to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

4.9           Liability for Brokers’ Fees. None of Purchaser or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.10        Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (whether by Seller, any of its Affiliates or a third Person). Neither Seller nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

4.11        Wells and Equipment. Except as set forth on Schedule 4.11:

(a)            all Wells have been drilled and completed within the limits permitted by all applicable Leases and no Well is subject to penalties on allowables with regard to time periods after the Effective Date because of any overproduction or any other violation of Laws;

(b)            all currently producing Wells (and related Equipment) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;

(c)            to Seller’s knowledge, there are no mechanical integrity issues that have, or would reasonably be expected to have, an adverse effect on any Well in any material respect; provided, “mechanical integrity issues” shall not include any electric submersible pump (ESP) failures or similar issues or rod failures or similar issues;

(d)            the Properties do not contain any Equipment, dry holes, or shut in or otherwise inactive wells that Seller, its Affiliates (or in the case of Properties operated by a Third Party operator, such Third Party operator) is currently obligated by applicable Law to plug, dismantle or abandon, other than wells that have been plugged and abandoned in accordance with all applicable Laws; and

(e)            Seller has defensible title to, or a valid leasehold interest in, all Equipment and other personal property included in the Assets, free and clear of any liens, encumbrances, obligations, or defects except for Permitted Encumbrances;

provided, however, that, with respect to Assets that are operated by any Person other than Seller or any of its Affiliates, the representations and warranties set forth in this Section 4.11 (other than Section 4.11(e)), are limited to the knowledge of Seller.

4.12        Non-Consent Operations. Except as set forth on Schedule 4.12 or Exhibit A-2, none of Seller or any of its Affiliates has elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s or its Affiliates’ interests in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.13        Outstanding Capital Commitments; Payout Balances.

(a)            Except as set forth on Schedule 4.13, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of One Hundred Thousand Dollars ($100,000), net to the interest of Seller.

(b)            To Seller’s knowledge, as of the Execution Date, the payout balance for each Well operated by Seller or its Affiliates is reflected in all material respects in Schedule 4.13 as of the respective dates shown thereon.

4.14        Hedges. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.

4.15        Environmental. Except as set forth in Schedule 4.15:

(a)            To Seller’s knowledge, the Assets are in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with applicable Environmental Laws);

(b)            To Seller’s knowledge, during the past twelve (12) months, there has been no release of Hazardous Substances on or from the Assets for which there are material investigative or remediation obligations under Environmental Laws and for which remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved in accordance with applicable Environmental Laws;

(c)            Seller has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all material permits, certificates, licenses, approvals, and authorizations under applicable Environmental Laws required or necessary for its ownership or operation of the Assets as currently owned and operated by Seller or any of its Affiliates (the “Environmental Permits”) and no written notice of violation of the terms of such permits, certificate, licenses, approvals, and authorizations has been received by Seller or any of its Affiliates, the resolution of which is outstanding as of the Execution Date;

(d)            Neither Seller nor any of its Affiliates has entered into, and the Assets are not subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use, ownership or operation of any of the Assets;

(e)            Neither Seller nor any of its Affiliates has received written notice from any Person of (i) any material violation of, alleged material violation of or material non-compliance with any Environmental Laws relating to the Assets or (ii) any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets, in each case, that has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority and for which Seller has no further material obligations outstanding;

(f)            Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates or that are otherwise in Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the three (3) years prior to the Execution Date have been, in each case, provided or made available to Purchaser prior to the Execution Date; and

(g)            This Section 4.15 constitutes Seller’s sole representation and/or warranty regarding the environmental condition of the Assets (or the Assets’ compliance with Environmental Law) or Seller’s compliance with, or violation of, Environmental Laws regarding the Assets;

provided, however, that, with respect to any Assets that are operated by any Person other than Seller or any its Affiliates, the representations and warranties set forth in this Section 4.15 (other than Section 4.15(e) and Section 4.15(f)) are limited to the knowledge of Seller solely to the extent related or applicable to such Third Party operated Assets.

4.16        Permits. Other than with respect to Environmental Laws and Environmental Permits (which are handled in Section 4.15), Seller has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all material permits, certificates, licenses, approvals, and authorizations under applicable Laws required or necessary for the Seller’s and its applicable Affiliates’ ownership and/or operation of the Assets as currently owned and operated by Seller and its Affiliates (together with the Environmental Permits, collectively, the “Permits”) and no written notice of violation of the terms of such Permits (other than the Environmental Permits) has been received by Seller or any of its Affiliates, the resolution of which is outstanding as of the Execution Date.

4.17        Leases.

(a)            Schedule 4.17(a) sets forth (i) an accurate schedule of each Lease that is not held by production as of the Execution Date and (ii) the expiration dates of the primary terms for each Lease with a primary term that will expire prior to the Target Closing Date or in the six (6) month period immediately following the Target Closing Date;

(b)            To Seller’s knowledge, except as set forth on Schedule 4.17(b), there are currently pending no written requests or written notices or demands that have been received by Seller or any of its Affiliates alleging (i) that any payment required under the Leases has not been paid or Seller or any of its Affiliates has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable.

(c)            To Seller’s knowledge, except as set forth on Schedule 4.17(c), neither Seller nor any Affiliate of Seller has received from any other party to any Lease any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred which constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.

(d)            Except as set forth on Schedule 4.17(d), none of the Leases operated by Seller or its Affiliates is subject to (i) any unfulfilled obligations to drill any commitment wells within the six (6) month period immediately following Closing or (ii) any requirement to drill additional wells, maintain continuous drilling operations or otherwise conduct material development operations within the six (6) month period immediately following Closing in order to continue such Lease in force and effect after the primary term thereof or to otherwise hold the Net Acres or the vertical depths and/or formations of any such Lease.

(e)            Schedule 4.17(e) sets forth sets forth those Leases that are currently being maintained by the payment of shut-in royalties or other similar lease maintenance payments in lieu of operations or production.

(f)            To Seller’s knowledge, all Royalties, rentals, lease payments and other payments due and payable by Seller or any of its Affiliates to royalty holders, overriding royalty holders and other interest owners under or with respect to any of the Assets and any Hydrocarbons produced therefrom, measured thereby or attributable thereto (including working interest amounts), in each case, in excess of $150,000, in the aggregate, with respect to any such particular holder or owner, have been properly and timely paid (or constitute Suspense Funds that are identified on Schedule 4.20).

For the avoidance of doubt, with respect to any of the Assets that are operated by any Person other than Seller or any of its Affiliates, the representations and warranties set forth in this Section 4.17 (other than Section 4.17(b) and Section 4.17(d)) are limited to the knowledge of Seller.

4.18        Credit Support. Schedule 4.18 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by Seller or any of its Affiliates in support of the obligations of Seller and its Affiliates to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets (collectively, the “Credit Support”).

4.19        Insurance. Schedule 4.19 sets forth a true and correct list of all insurance policies maintained by or for the benefit (in each case, directly or indirectly) of Seller or its Affiliates with respect to the Assets. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies are in full force and effect and enforceable in accordance with their terms.

4.20        Suspense Funds. Schedule 4.20 sets forth a true, compete and accurate list, as of the date set forth on Schedule 4.20, of all Suspense Funds held by Seller or any of its Affiliates that are attributable to the Assets, which includes, to Seller’s knowledge, with respect to all such Suspense Funds (a) the amount and value of such Suspense Funds, (b) a description of the source of such funds (including, if applicable, the applicable Property name), (c) the reason such funds are being held in suspense and (d) the name or the names of the Person(s) claiming such funds or to whom such funds are owed.

4.21        Rights of Way; Surface Fee Estates. Except as set forth on Schedule 4.21: (a) Seller holds defensible title, free and clear of all claims and liens (other than Permitted Encumbrances), to the Surface Fee Estates; (b) each of the Rights of Way owned or held by Seller or its Affiliates is legal, valid, binding, enforceable and in full force and effect; (c) neither Seller nor any of its Affiliates is in material breach of or in material default under any such Rights of Way; and (d) the Rights of Way and Surface Fee Estates are sufficient in all material respects for the ownership and operation of the Assets as currently conducted by Seller and its Affiliates (and in the case of clauses (c) and (d), to Seller’s knowledge, with respect to Assets that are operated by any Person other than Seller or its Affiliates).

4.22        Dedications; Minimum Volume Commitments.

(a)            None of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets (i) that contains a commitment for Seller or any such Affiliate to provide a minimum volume of Hydrocarbons to another Person (except for and excluding any minimum volume of Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires Seller or any such Affiliate to pay a deficiency payment or similar obligation (or become subject to any penalty or similar Damages) in the event Seller or any such Affiliate fails to provide the applicable minimum volume of Hydrocarbons in such relevant time period.

(b)            Except as set forth on Schedule 4.22, none of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets pursuant to which any portion of the Assets is dedicated or Hydrocarbons produced therefrom are otherwise required to be delivered to a certain Person.

4.23        Seller Operations; Casualty; Condemnation.

(a)            Except as set forth on Schedule 4.23, (i) since January 1, 2020, (A) Seller and its Affiliates have operated the Assets in the ordinary course of business, in all material respects and (B) to Seller’s Knowledge, Seller and its Affiliates have not shut-in any Wells or ceased production with respect to the Assets, (ii) during the period between the Effective Date and the Execution Date, no Casualty Losses have occurred that have caused or resulted in, individually or in the aggregate, any material portion of the Assets to be damaged, destroyed, taken and/or condemned and (iii) as of the Execution Date, none of Seller or any of its Affiliates has received or delivered any on-going “force majeure” or similar notice under any Lease or Material Contract, in each case, as a result of COVID-19 virus or Winter Storm Uri, including any notice from any counterparty to any Contract for the provision of power, electricity or natural gas services indicating a significant increase in the price for such services for which such counterparty is alleging Seller or its Affiliates may be responsible or liable. Notwithstanding anything to the contrary in this Agreement, Seller shall only make the representations and warranties set forth in Section 4.23(a)(ii) as of the Execution Date and not also as of the Closing Date for any purposes of this Agreement.

(b)            As of the Execution Date, there is no pending or, to Seller’s knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

4.24        Investment Representations.

(a)            Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Purchaser Common Stock constituting the Stock Purchase Price, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Common Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Purchaser Common Stock constituting the Stock Purchase Price for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Purchaser Common Stock constituting the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the shares of Purchaser Common Stock constituting the Stock Purchase Price will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b)            Any distribution by Seller of shares of Purchaser Common Stock constituting the Stock Purchase Price will not be made in any manner or to any Person that will result in the offer and sale of Purchaser Common Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.25        Limitations.

(a)            Subject to, and without limitation of, Purchaser’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Seller set forth in this Article 4, the corresponding certification in the certificate to be delivered at Closing pursuant to Section 8.2(f) as to the accuracy as of the Closing Date of the representations and warranties of Seller set forth in this Article 4, the Assignment and Bill of Sale, the special warranty of title in the Deed and the terms and provisions of the other Transaction Documents, (i) Seller makes no other representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, advisor or other Representative of Seller or any member of Seller Group).

(b)            SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11, AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION DOCUMENTS, AND EXCEPT FOR INSTANCES OF FRAUD, THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(F) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE AND THE SPECIAL WARRANTY OF TITLE IN THE DEED, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, AND FURTHER DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT ON THE EXECUTION DATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(c)            Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, as amended in accordance with and subject to the terms of Section 6.8(a), the “Seller Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Seller Material Adverse Effect. The Seller Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Seller Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the manner in which such matter is scheduled.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Purchaser represents and warrants to Seller the following as of the Execution Date and, effective upon the Closing, as of the Closing Date:

5.1            Existence and Qualification. Purchaser is a corporation organized, validly existing, and in good standing under the Laws of the state of Delaware.

5.2           Power. Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Documents.

5.3           Authorization and Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and at Closing each other Transaction Agreement to which a Purchaser is a party will have been duly executed and delivered by Purchaser), and this Agreement constitutes the valid and binding obligations of Purchaser, and at Closing each other Transaction Agreement to which Purchaser is a party will be the valid and binding obligation of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4           No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser, and the consummation of the Transactions, will not (a) violate any provision of the certificate of incorporation, bylaws or other governing instruments of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (d) violate any Law applicable to Purchaser, except any matters described in clauses (b), (c), or (d) above which would not have a Purchaser Material Adverse Effect.

5.5           Consents, Approvals or Waivers. Except (a) as required in connection with the listing of the shares of Purchaser Common Stock constituting the Stock Purchase Price on the NYSE and (b) for any consent or approval of Governmental Authorities customarily obtained after Closing and assuming that Seller obtains all relevant consents to assignment or approvals it is required to obtain in connection with the Transactions contemplated hereby, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person. Without limitation of the foregoing, the consummation of the Transactions, including the issuance by Purchaser of the shares of Purchaser Common Stock constituting the Stock Purchase Price, do not and will not require any vote or approval of holders of shares of Purchaser Common Stock under applicable Law, the rules and regulations of the NYSE or the certificate of incorporation or bylaws of Purchaser.

5.6           Valid Issuance. At the Closing, the shares of Purchaser Common Stock constituting the Stock Purchase Price will be duly authorized, validly issued, fully paid and non-assessable, and such Purchaser Common Stock will not be (a) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws and (ii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates. Such shares of Purchaser Common Stock will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Laws. On the Execution Date Purchaser has, and at the Closing Purchaser will have, sufficient shares of Purchaser Common Stock that are authorized, unissued and not reserved for any other purpose to issue the shares of Purchaser Common Stock constituting the Stock Purchase Price.

5.7          Capitalization.

(a)            As of the Execution Date, the authorized capital stock of Purchaser consists solely of (i) 22,500,000 shares of Purchaser Common Stock, of which 12,898,823 shares are issued and outstanding and (ii) 50,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding.

(b)            All of the issued and outstanding shares of Purchaser Common Stock are duly authorized and have been validly issued in accordance with the certificate of incorporation and bylaws of Purchaser, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)            Except as set forth in the SEC Documents filed prior to the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser to issue or sell any equity interests of Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Purchaser, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(d)            Purchaser does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Purchaser on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

5.8           SEC Documents, Financial Statements, No Liabilities.

(a)            Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2019 under the Securities Act or the Exchange Act (all such documents collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and subject, in the case of interim financial statements, to normal year-end adjustments), (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flow of Purchaser as of the dates and for the periods indicated thereon, and (vi) in the case of the Financial Statements, have been prepared in a manner consistent with the books and records of Purchaser and its subsidiaries. Since December 31, 2019, Purchaser has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law (and except to the extent any such financial statements have been corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date). The books and records of Purchaser and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)            There are no liabilities of or with respect to Purchaser that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Purchaser other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Purchaser as of December 31, 2020, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) any obligations or liabilities arising under or pursuant to or that are otherwise assumed by Purchaser pursuant to this Agreement or any other Transaction Document, (iv) fees and expenses paid or incurred in connection with the Transactions or (v) liabilities that would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.9           Internal Controls; NYSE Listing Matters.

(a)            Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonable designed to ensure that material information required to be disclosed by Purchaser in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure.

(b)            Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(c)            Since December 31, 2020, (i) Purchaser has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, (ii) Purchaser has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, and (iii) there have been no changes in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.

(d)            As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.

(e)            Purchaser is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Purchaser.

(f)            The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Purchaser has not received any notice of deregistration or delisting from the SEC or the NYSE and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Purchaser has been issued and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Common Stock under the Exchange Act or the listing of the Purchaser Common Stock on the NYSE.

5.10         Absence of Certain Changes. Since December 31, 2020, there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstance or facts that would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

5.11         Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed prior to the Execution Date or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) Purchaser is, and during the past two years has been, in compliance with all applicable Laws, (b) Purchaser has not received written notice of any violation in any respect of any applicable Law, and (c) Purchaser has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

5.12        Litigation.

(a)            Except as to specific matters disclosed in the SEC Documents filed or furnished prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries that have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect under clause (a) of the definition of Purchaser Material Adverse Effect.

(b)            There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries that have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect under clause (b) of the definition of Purchaser Material Adverse Effect.

5.13        Investment Company. Purchaser is not, and immediately after the issuance and sale of the shares of Purchaser Common Stock constituting the Stock Purchase Price, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14        Financing. Purchaser has, or at the Closing will have, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Cash Closing Payment to Seller at the Closing and to fulfill its obligations under this Agreement.

5.15        Form S-3. As of the Execution Date, Purchaser is eligible to register the shares of Purchaser Common Stock constituting the Stock Purchase Price for resale by Seller under Form S-3 promulgated under the Securities Act.

5.16        Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) as of the Execution Date, it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to or as of Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, the Assignment and Bill of Sale, the Deed or any other Transaction Document, and without limitation of Purchaser’s remedies for Fraud, Purchaser acknowledges that there are no other representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the foregoing, Purchaser has otherwise relied solely upon its own independent investigation, verification, analysis, and evaluation and the terms of this Agreement and the other Transaction Documents. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

5.17        Liability for Brokers’ Fees. Except as otherwise expressly set forth in Section 10.3(a), none of Seller or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.18        Qualification; Bonding. Without limiting Section 12.4, Purchaser is, or as of the Closing will be, qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Subject to the accuracy of Seller’s representations and warranties in Section 4.18, and without limitation of Section 12.4, Purchaser has, or as of the Closing will have, posted such Credit Support, and provided such evidence of such Credit Support, as may be required for the ownership and operation of the Assets.

5.19        Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person). Neither Purchaser nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

5.20        Limitations.

(a)            Without limiting Seller’s right to indemnification pursuant to Article 11 and except for instances of Fraud, the representations and warranties of Purchaser set forth in this Article 5 or in the certificate of Purchaser to be delivered pursuant to Section 8.3(e), (a) Purchaser makes no representations or warranties, express or implied, and (b) Purchaser expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Seller or any of its Affiliates, employees, agents, consultants, or Representatives (including any opinion, information, projection, or advice that may have been provided to Seller by any officer, director, employee, agent, consultant, Representative, or advisor of Seller or any member of Purchaser Group).

(b)            Inclusion of a matter on any of the Schedules which are referenced in this Article 5 (such Schedules, as added, amended, modified and/or supplemented in accordance with and subject to the terms of Section 6.8(b), the “Purchaser Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Purchaser Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Purchaser Material Adverse Effect. The Purchaser Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Purchaser Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the manner in which such matter is scheduled.

Article 6
COVENANTS OF THE PARTIES

6.1            Access. Upon execution of this Agreement until the Closing Date, subject to the limitations expressly set forth in this Agreement, Seller shall provide Purchaser and its Representatives reasonable access to the Assets operated by Seller or any of its Affiliates and access to and the right to copy, at Purchaser’s sole expense, the Records in Seller’s or any of its Affiliates’ possession or control for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without (a) violating applicable Laws, (b) violating any obligations to any Third Party, (c) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, and (d) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of Seller and any applicable Third Party operator. Subject to the terms of this Agreement, all investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller shall use commercially reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other obligations to or by Seller) to (i) obtain permission for Purchaser to gain access to Third Party operated Assets to inspect the condition of the same; provided, however, that Seller shall have no liability to Purchaser (or otherwise be in breach of this agreement) for failure to obtain such operator’s permission and (ii) obtain a waiver of confidentiality obligations owed to any Third Parties or establish any necessary confidential relationships with Third Parties reasonably required to allow Purchaser to view and access the Records. Seller or its designee shall have the right to accompany Purchaser and its Representatives whenever they are on site on the Assets.

6.2           Notification of Breaches. Without limiting the Seller Group’s or the Purchaser Group’s respective rights to indemnification or to assert their respective rights to seek indemnification, as applicable, pursuant to Article 11, until the Closing,

(a)            Purchaser shall notify Seller promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(b)            Seller shall notify Purchaser promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If either Party has notice that (i) any of the other Party’s representations or warranties are untrue or shall become untrue in any material respect between the date hereof and the Closing Date, or (ii) any of the other Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but, in each case, if such breach of representation, warranty, covenant, or agreement shall (if curable) actually be fully cured on or before the Closing or if the Closing otherwise occurs notwithstanding such breach, then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.3          Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) with respect to a press release or disclosure by Purchaser, after Purchaser has, if and to the extent reasonably practicable, provided Seller with the opportunity to review and provide comments to any such proposed press release or disclosure (which comments shall, if and to the extent reasonably practicable, be considered in good faith by Purchaser), (ii) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, or (iv) to such Party’s investors and members, and current or prospective financing sources, including Seller’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s Affiliates or EnCap and its affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates, and Seller shall be responsible for the compliance by EnCap and its affiliates, with the terms of this Section. The Parties agree that neither Purchaser nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.3. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3.

6.4            Operation of Business. Except (v) as set forth on Schedule 6.4-Part A, (w) for the operations covered by the authorities for expenditures and other capital commitments described on Schedule 4.13, (x) for actions taken in connection with emergency situations or as may be required by Law, (y) as expressly required by this Agreement or (z) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned, except in the case of clauses (d)(ii), (g), (j), (k) or (m)), until Closing Seller shall:

(a)            not transfer, sell, hypothecate, encumber, or otherwise transfer or dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons made in the ordinary course of business and (ii) other sales and dispositions made in the ordinary course of business and not exceeding, individually, One Hundred Thousand Dollars ($100,000), or, in the aggregate, One Million Dollars ($1,000,000), in each case, for which the Purchase Price is reduced based on the consideration received (except there shall be no such reduction to the Purchase Price in the case of Equipment that is replaced, at no cost or expense to Purchaser (whether through an adjustment to the Purchase Price or otherwise) with equipment or materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets);

(b)            not (i) terminate, (ii) amend or modify (other than in a de minimis respect), or (iii) waive, release, grant, transfer or fail to enforce any significant rights under, (iv) execute, or (v) extend any Contract that, in each case, is (or upon execution would be) a Material Contract;

(c)            maintain insurance coverage on the Assets in the amount and of the types currently maintained by Seller and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating, unit operating, or similar Contract;

(d)            (i) not amend or modify any Lease or Right of Way (other than in a de minimis respect) and (ii) use commercially reasonable efforts to maintain in full force and effect all Leases and Rights of Way, to the extent, with respect to any Lease, that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any Third Party proposes to relinquish any such Leases or allow any such Leases to terminate or expire; provided, in no event shall Seller have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease or Right of Way so long as Seller provides written notice to Purchaser at least ten (10) Business Days in advance of such termination or expiration and Purchaser expressly consents in writing to the same in its sole discretion; and, if Purchaser does not so expressly consent, then Seller must make the relevant payment and/or undertake the relevant operational activity to hold or extend such Lease;

(e)            operate and maintain the Assets in the usual, regular and ordinary manner consistent with past practice and, with respect to any Assets operated by Seller or its Affiliates, as a reasonably prudent operator, in substantial compliance with all applicable Laws, Permits, Contracts and Leases;

(f)            maintain the Records in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(g)            not plug or abandon any well located on the Assets unless required by Law or Contract;

(h)            (i) submit to Purchaser for prior written approval (in its sole discretion), all written requests received by Seller or its Affiliates for operating or capital expenditures relating to the Assets that involve individual commitments of more than One Hundred Thousand Dollars ($100,000), net to Seller’s interest, and (ii) not propose, approve or consent to (or non-consent to) any operation or activity (or series of related operations or activities) on the Assets or otherwise commit to make any capital expenditure or operating expense, in each case, reasonably anticipated to cost the owner of the Assets more than One Hundred Thousand Dollars ($100,000), net to Seller’s interest; provided, however, that, notwithstanding the foregoing, the Seller have the right to conduct any operation or activity (or propose or make a commitment to make any capital expenditure or operating expense) with respect to any of the Assets that is, in each case, primarily related to operations or activities with respect to the maintenance or replacement of any failed or malfunctioning electric submersible pump (ESP) located on the Assets if, and to the extent, the costs and expenses paid and/or incurred (or contemplated to be paid and/or incurred) in connection therewith would not, and would not reasonably be expected to, cost the owner of the affected Assets more than Two Hundred Thousand Dollars ($200,000), net to Seller’s interest;

(i)            maintain in all material respects (i) all material Permits that are maintained by Seller or any of its Affiliates with respect to the Assets as of the Execution Date and (ii) all Credit Support;

(j)            not elect to go non-consent pursuant to a joint operating agreement as to any proposed operation on any of the Leases or Wells;

(k)            not voluntarily relinquish its position as operator to anyone other than Purchaser (or an Affiliate of Purchaser) with respect to any of the Assets operated by Seller or any Affiliate thereof, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(l)            not waive, compromise or settle any right or claim with respect to any of the Assets, except to the extent (i) such right is an Excluded Asset or would not reasonably be expected to adversely affect (other than in a de minimis respect) the ownership, operation or value of the Assets after Closing or (ii) such claim is a Retained Obligation and would not adversely affect, or be reasonably expected to adversely affect, Purchaser or the ownership or operation of the Assets after Closing;

(m)            timely pay all Asset Taxes that become due and payable prior to the Closing (other than those being contested in good faith in appropriate proceedings); and

(n)            not enter into any agreement or commitment to do or not do, as applicable, any of the foregoing.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to either of the individuals listed on Schedule 6.4-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.4-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed (except as expressly provided in the introduction to this Section 6.4) and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller owns undivided interests in the Assets and may not be the operator of all of the Assets, and Purchaser agrees that the acts or omissions of Third Parties (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller and its controlled Affiliates have voted their respective interests or exercised any applicable rights under any applicable Contracts in a manner consistent with the provisions of this Section 6.4. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Purchaser pursuant to this Section 6.4 would, in and of itself, constitute a breach of one or more of Seller’s representations and warranties in Article 4 or Seller’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Seller to which Purchaser expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.5            Indemnity Regarding Access. Purchaser’s access to the Assets and its (and its Affiliates and Representatives) examinations and inspections, whether under Sections 6.1, 3.4, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser waives and releases all claims against Seller, ITS Affiliates, and each member of the Seller group, arising in any way therefrom, or in any way connected therewith, eXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS. Purchaser agrees to indemnify, defend, and hold harmless Seller and each member of the Seller Group, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and other Representatives from and against any and all Damages, including Damages attributable to personal injury, death, or property damage, to the extent arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or other Representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any indemnified Person, eXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS AND EXCEPT TO the EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO the DISCOVERY OF CONDITIONS EXISTING ON the ASSETS PRIOR TO THE EXECUTION DATE. SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 FOR BREACHES OF, OR INACCURACIES IN, SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OR SET FORTH IN THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(F) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 4, AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO Article 6 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION, AND NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO SUCH INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES AND PURCHASER EXPRESSLY AGREES THAT, SUBJECT TO THE FOREGOING LIMITATIONS, ANY RELIANCE UPON such information, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

6.6            Governmental Reviews.

(a)            Seller and Purchaser shall each in a timely manner make (or cause their applicable Affiliates to make) (i) all required filings, and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, or any Affiliate of any of them is required to make the payment.

(b)            Without limitation of Section 12.4, on or before the Closing Date, Purchaser shall post or obtain such Credit Support that is set forth on Schedule 4.18 as may be required for Purchaser’s ownership of the Assets, and shall provide Seller with evidence of the same.

(c)            Promptly after Closing, Purchaser (with the assistance of Seller, subject to Section 12.3) shall make all filings with any applicable Governmental Authority (including in each applicable county), as may be required to properly assign and transfer the Assets from Seller to Purchaser.

6.7          Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.8          Supplemental Disclosures.

(a)            Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement, amend or create any Seller Disclosure Schedules to its representations and warranties in Article 4 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Seller Disclosure Schedules and Seller shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Purchaser. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Purchaser set forth in Article 7 have been fulfilled or satisfied, the Seller Disclosure Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Purchaser set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Purchaser elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, the Seller Disclosure Schedules shall be deemed to include the relevant matters disclosed pursuant to such addition, supplement or amendment prior to Closing that resulted in such conditions not being satisfied or fulfilled and Purchaser shall not be entitled to make a claim under Section 11.3(b)(iii) with respect to a breach of the relevant representation or warranty in Article 4 with respect thereto after Closing.

(b)            Seller agrees that, with respect to the representations and warranties of Purchaser contained in this Agreement, Purchaser shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement, amend or create any Purchaser Disclosure Schedules to its representations and warranties in Article 5 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Purchaser Disclosure Schedules and Purchaser shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Seller. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Seller set forth in Article 7 have been fulfilled or satisfied, the Purchaser Disclosure Schedules to Purchaser’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Seller set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Seller elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, the Purchaser Disclosure Schedules shall be deemed to include the relevant matters disclosed pursuant to such addition, supplement or amendment prior to Closing that resulted in such conditions not being satisfied or fulfilled and Seller shall not be entitled to make a claim under Section 11.3(a)(iii) with respect to a breach of the relevant representation or warranty in Article 5 with respect thereto after Closing.

6.9          Employment.

(a)            Schedule 6.9(a) lists the employees of Seller or its Affiliates who are available for hire by Purchaser or its Affiliates (the “Available Employees”). Purchaser or one of its Affiliates may in its sole discretion (but shall have no obligation to) offer employment to any Available Employee consistent with the procedure described below. Notwithstanding anything to the contrary in this Section 6.9, in Purchaser’s sole discretion, such offers may be made contingent on the Closing and on the Available Employee’s satisfying Purchaser’s generally applicable and lawful background checks and similar requirements. Upon Purchaser’s reasonable request, Purchaser and its Affiliates shall be permitted to interview Available Employees for purposes of potential employment with Purchaser or its Affiliates. Seller shall have no obligation to encourage any Available Employee to accept an offer of employment by Purchaser or its Affiliates or otherwise facilitate such an offer beyond making an Available Employee, as reasonably requested, available for an interview. The compensation and benefits offered to any Available Employee as part of such an offer is a matter to be determined by Purchaser in its sole discretion.

(b)            On or prior to the date that is three (3) Business Days prior to the Target Closing Date, Purchaser shall provide to Seller a list of those Available Employees to whom Purchaser or its Affiliate will offer or has offered employment as permitted in this Section 6.9. Available Employees who accept such offers of employment and report to work with Purchaser or its Affiliate and become employees of Purchaser or its Affiliate (such entity, the “Purchaser Employer”) are referred to herein as “Transferred Employees.” Purchaser shall notify Seller prior to the Closing as to the identity(ies) of the Available Employees who have accepted offers of employment with Purchaser Employer as of such date. Available Employees who accept such employment and report to work with Purchaser Employer as contemplated herein shall become Transferred Employees on the Closing Date; provided, however, that any such Available Employee who is on leave of absence as of the Closing Date shall become a Transferred Employee as of the date that he or she reports to work with Purchaser Employer. Purchaser shall be responsible for all costs, expenses, claims, damages, liabilities, losses and obligations arising from, or relating to (i) the selection and hiring of any Available Employee and (ii) any interviews, inquiries, tests, decisions, or other communications or actions of Purchaser or its Affiliates with respect to any Available Employee.

(c)            From the Execution Date through the date that is twelve (12) months after the Closing Date (or, if the Closing does not occur, the Execution Date), neither Seller nor its Affiliates shall, directly or indirectly, (1) solicit or offer employment to any Transferred Employee or other officer, director, manager, or employee of Purchaser or its Affiliates; or (2) otherwise divert or induce any such Person to terminate or materially alter his or her employment relationship with Purchaser or its Affiliates. Notwithstanding the foregoing, Seller shall not be considered to have breached the terms of this Section 6.9 if it hires any Person who responds to a general advertisement or a Third Party recruiting firm that has not been specifically instructed to contact such Person. Purchaser and Seller shall be liable for the compliance of their respective Affiliates with the terms of this Section 6.9.

(d)            The provisions contained in this Section 6.9 are included for the sole benefit of the Parties and shall not create any right in any other Person, including any employee or former employee.

6.10        Additional Properties. The Parties agree to comply with the terms and provisions contained in Schedule 6.10 hereto.

6.11        NYSE Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock constituting the Stock Purchase Price to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

6.12        Conduct of Purchaser. Except (x) as set forth on Schedule 6.12-Part A, (y) for actions taken in as may be required by Law or (z) with the prior written consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned), from the Execution Date until the Closing, Purchaser shall and shall cause its subsidiaries to:

(a)            except as contemplated by the definitive proxy statement on Schedule 14A filed by Purchaser with the SEC on April 1, 2021, (i) not amend the certificate of incorporation of Purchaser and (ii) not amend the bylaws of Purchaser in a manner that would adversely affect in any material respect the shares of Purchaser Common Stock to be issued to Seller hereunder or Seller’s rights with respect thereto;

(b)            not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends or distributions (i) by a wholly-owned subsidiary of Purchaser to its parent or (ii) which constitute a Reclassification Event for which an adjustment is made pursuant to Section 2.1(c);

(c)            not reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Purchaser Common Stock, other than withholding and sale of Purchaser Common Stock to satisfy Income Tax withholding payments due upon vesting of employee equity awards;

(d)            not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding shares of Purchaser Common Stock;

(e)            not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Purchaser to be ineligible to file a registration statement on Form S-3 promulgated under the Securities Act; and

(f)            not enter into an agreement or commitment with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 6.12 shall be delivered to either of the individuals set forth on Schedule 6.12-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.12-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Seller.

Seller’s approval of any action restricted by this Section 6.12 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Purchaser’s notice) of delivery of Purchaser’s notice to Seller requesting such consent unless Seller notifies Purchaser to the contrary during that period. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Seller pursuant to this Section 6.12 would, in and of itself, constitute a breach of one or more of Purchaser’s representations and warranties in Article 5 or Purchaser’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Purchaser to which Seller expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.13            Seller Financial Statements and Cooperation. As soon as reasonably practicable following the Execution Date (and in any event within thirty (30) days following the Execution Date), Seller shall deliver to Purchaser (a) audited financial statements of Seller (that conform in form and substance to that required by Purchaser’s Auditor) as of, and for the years ended, December 31, 2020 and 2019, including the balance sheets of Seller as of December 31, 2020 and 2019, together with (i) the related statements of income, changes in owners’ equity, and cash flow for the periods then ended, (ii) related notes and (iii) SMOG calculations for the years ended December 31, 2020 and 2019 and (b) interim unaudited financial statements of Seller as of, and for the three-month period ended, March 31, 2021, including the balance sheet of Seller as of March 31, 2021, together with (i) the related statements of income, changes in owners’ equity, and cash flow for the three-month period then ended, (ii) related notes, and (iii) SMOG calculations for the three-month period in each case, as prepared in accordance with US generally accepted accounting principles. In addition, from and after the Execution Date until the Closing Date, Seller shall use reasonable efforts to direct its consultants, accountants, reserve engineers, agents and other Representatives to, during customary business hours, cooperate with Purchaser and independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements of Seller or reserve reports with respect to the Properties, in each case, relating to the period prior to the Closing Date, or other actions that Purchaser reasonably requires to comply with the requirements under state and federal securities Laws. Such cooperation will include (i) reasonable access to Seller’s officers, managers, employees, consultants, agents and Representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of Seller that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Purchaser under the Securities Act or required by the SEC under securities Laws applicable to Purchaser or any report required to be filed by Purchaser under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum for any equity or debt financing of Purchaser; (iii) providing information in connection with Purchaser’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports; (iv) providing information with respect to property descriptions of the Assets necessary to execute and record a deed of trust for any financing activities; (v) using reasonable efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about Seller as is reasonably requested by Purchaser which relates to applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the USA PATRIOT ACT); (vi) delivery of one or more customary representation letters from Seller to the auditor of the Financial Statements that are reasonably requested by Purchaser to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.14; and (vii) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Seller that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Purchaser. Notwithstanding the foregoing, (x) nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Purchaser any rights to which it is not entitled hereunder, (y) nothing in this Section 6.14 shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms hereof and (z) Purchaser will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby.

6.14            Operatorship. As soon as reasonably practicable following Closing, but in any event within ten (10) days thereafter, Seller will (and will cause its applicable Affiliates) to send out notifications of its resignation as operator under any Contracts, effective as of the Closing Date, for all Properties that Seller (or any Affiliate of Seller) currently operates and transfers to Purchaser pursuant to this Agreement. Seller makes no representation and/or warranty to Purchaser as to the transferability or assignability of operatorship of such Properties, but Seller shall use its commercially reasonable efforts to cooperate in good faith with Purchaser and assist with the transfer of operatorship of the Assets to Purchaser. Purchaser acknowledges that the rights and obligations associated with such Properties are governed by applicable agreements and that operatorship will be determined by the terms of those agreements. Notwithstanding anything to the contrary contained in this Section 6.14, the Parties shall execute Texas Railroad Commission Form P-4s for all Wells currently operated by Seller or its Affiliates, naming Purchaser (or its designated Affiliate) as operator of such Wells with the Texas Railroad Commission at Closing as provided in Section 8.2(n).

6.15            Exclusivity. From and after the Execution Date until the earlier to occur of the Closing or the termination of this Agreement in accordance with Article 10, except as expressly permitted by Section 6.4, Seller shall not, and shall cause each of its Affiliates and each of its and their respective Representatives not to, (a) enter into any agreement (binding or nonbinding), solicit, initiate, encourage, share information for the purpose of marketing or selling any or all of the Assets or negotiate with any Person (other than Purchaser or Purchaser’s Representatives (solely in their respective capacities as Representatives of Purchaser)) with respect to any other transaction of any kind involving or related to the sale (whether by merger, stock or asset sale or any other similar disposition, consolidation or combination of any of the foregoing) of any or all of the Assets (an “Alternative Transaction”), (b) assist, encourage or permit any effort or attempt by any Person (other than Purchaser or Purchaser’s Representatives (solely in their respective capacities as a Representative of Purchaser)) to attempt to do or seek to do any of the foregoing, and (c) furnish any information relating to the Assets or afford access to any of the Assets to any Person (other than Purchaser or Purchaser’s Representatives (solely in their respective capacities as Representatives of Purchaser)) for the purpose of assisting with or facilitating an Alternative Transaction. Without limitation of the foregoing, upon execution of this Agreement, Seller will, and will cause its Representatives to, (i) terminate any and all existing discussions or negotiations with any Person (other than Purchaser or Purchaser’s Representatives (solely in their respective capacities as Representatives of Purchaser)) regarding any Alternative Transaction and (ii) terminate the access of any Person (other than Purchaser or Purchaser’s Representatives (solely in their respective capacities as Representatives of Purchaser)) to any electronic data rooms established in connection with the marketing of the Assets. Notwithstanding the foregoing, Seller, its Affiliates and each of its and their respective Representatives shall have the limited right to state in response to Third Party inquiries about the Assets that Seller is subject to the terms and conditions of a purchase and sale agreement with respect to the Assets.

6.16            Further Actions. Subject to the terms of this Agreement, and without limitation of each Party’s respective rights and remedies under this Agreement, each Party shall use commercially reasonable efforts to take such actions as may be necessary to consummate the transactions contemplated by this Agreement.

6.17            Sabalo-Shad Transaction Documents. Notwithstanding anything to the contrary in this Agreement, Seller hereby expressly and irrevocably (a) waives any rights or remedies of any kind arising under or in connection with any of the Sabalo-Shad Transaction Documents solely with respect to and/or related to any assignment, conveyance or transfer by Shad to Purchaser pursuant to the Shad PSA of any right, title or interest in or to any assets, properties or interests that are bound by, subject to or otherwise related to any of the Sabalo-Shad Transaction Documents and (b) approves of and consents to any such assignment, conveyance and/or transfer.

Article 7
CONDITIONS TO CLOSING

7.1            Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waiver in writing, on or prior to Closing of each of the following conditions:

(a)            (i) The Purchaser Fundamental Representations shall be true and correct in all respects as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Purchaser set forth in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Purchaser to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that, except for Purchaser’s representations and warranties set forth in Sections 5.8 and 5.10, any representation or warranty qualified by materiality or Purchaser Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.1(a);

(b)            Purchaser shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Purchaser Material Adverse Effect), all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)            On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Seller or any Affiliate of Seller resulting therefrom;

(d)            The net sum of all downward adjustments to the Purchase Price to be made or reasonably alleged in good faith pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to fifteen percent (15%) of the Unadjusted Purchase Price;

(e)            The shares of Purchaser Common Stock constituting the Stock Purchase Price shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

(f)            Purchaser shall have delivered or be prepared to deliver all of the deliverables Purchaser is required to deliver pursuant to Section 8.3.

7.2          Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Purchaser, waiver, on or prior to Closing of each of the following conditions:

(a)            (i) The Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Seller set forth in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Seller to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality or Seller Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.2(a);

(b)            Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Seller Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)            On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)            The net sum of all downward adjustments to the Purchase Price to be made or reasonably alleged in good faith pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to fifteen percent (15%) of the Unadjusted Purchase Price; and

(e)            Seller shall have delivered or be prepared to deliver all of the deliverables Seller is required to deliver pursuant to Section 8.2.

Article 8
CLOSING

8.1          Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Bracewell LLP located at 711 Louisiana Street, STE 2300, Houston, Texas 77002, at 10:00 a.m., local time, on July 1, 2021 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs with respect to any Asset is referred to herein as the “Closing Date” for such Asset.

8.2          Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)            Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)            Counterparts of the Deed, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)            Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(d)            A certificate of non-foreign status of Seller meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(e)            Letters-in-lieu of transfer or division orders executed by Seller to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Purchaser;

(f)            A certificate from each of Sabalo Energy and Sabalo Operating duly executed by an authorized officer of such Party, as applicable, dated as of the Closing, certifying on behalf of such Party, that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(g)            A validly executed IRS Form W-9 of Seller;

(h)            Where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.6, copies of such notices;

(i)            Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(j)            Releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets (including, for purposes of clarity, UCC-3s), which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser;

(k)            Joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Seller;

(l)            A counterpart of the Indemnity Holdback Escrow Agreement, duly executed by Seller;

(m)            A counterpart of the Registration Rights Agreement, duly executed by Seller;

(n)            Appropriate change of operator forms for the Assets operated by Seller or any of its Affiliates, designating Purchaser as operator of such Assets;

(o)            The Preliminary Settlement Statement, duly executed by Seller;

(p)            A counterpart to each Restrictive Covenant Agreement, duly executed by the applicable Restricted Person;

(q)            A counterpart of the Transition Services Agreement, duly executed by Seller;

(r)            Counterparts of the Standstill Agreement, duly executed by Seller and EnCap, respectively;

(s)            A counterpart of the Reimbursement Agreement, duly executed by Seller;

(t)            if the closing of the transactions contemplated by the Shad PSA occurs contemporaneously with the Closing hereunder, releases of all of the Sabalo-Shad Transaction Documents, to release the Assets from the obligations and liabilities set forth therein or arising thereunder, which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser; and

(u)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

8.3          Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)            (i) A wire transfer of the Cash Closing Payment in same-day funds to an account specified by Seller and (ii) the number shares of Purchaser Common Stock constituting the Stock Closing Payment;

(b)            A wire transfer of the Defect Escrow Amount in same day funds to the Defect Escrow Account as provided in Section3.8(e), if applicable.

(c)            Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(d)            Counterparts of the Deed, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(e)            Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(f)            A certificate duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(g)            Where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 6.6, copies of such notices;

(h)            Evidence of replacement of all Credit Support to the extent required pursuant to Section 6.6(b);

(i)            Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(j)            Joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Seller;

(k)            A wire transfer of the Indemnity Holdback Amount in same-day funds to the Indemnity Holdback Escrow Account as provided in Section 8.5(a);

(l)            A counterpart of the Indemnity Holdback Escrow Agreement, duly executed by Purchaser;

(m)            A counterpart of the Registration Rights Agreement, duly executed by Purchaser;

(n)            The Preliminary Settlement Statement, duly executed by Purchaser;

(o)            Evidence reasonably satisfactory to Seller of the satisfaction of the condition set forth in Section 7.1(e);

(p)            A counterpart to each Restrictive Covenant Agreement, duly executed by Purchaser;

(q)            A counterpart of the Transition Services Agreement, duly executed by Purchaser;

(r)            A counterpart of the Standstill Agreement, duly executed by Purchaser;

(s)            A counterpart of the Reimbursement Agreement, duly executed by Purchaser; and

(t)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

8.4          Closing Payment and Post-Closing Purchase Price Adjustments.

(a)            Not later than five (5) Business Days prior to the Closing Date, Seller shall in good faith prepare and deliver to Purchaser, using and based upon the best information available to Seller, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the (i) adjusted Purchase Price for the Assets as of the Closing Date and the Cash Purchase Price, in each case, after giving effect to all adjustments set forth in Section 2.3, and (ii) the amount of (A) the Cash Purchase Price less (B) (1) the amount of the Deposit (together with all earnings, interest and income thereon), (2) the Defect Escrow Amount (if applicable), and (3) the Indemnity Holdback Amount, which shall constitute the dollar amount to be payable by Purchaser to Seller in cash at Closing (the “Cash Closing Payment”) and (iii) the number of shares of Purchaser Common Stock constituting the Stock Purchase Price (the “Stock Closing Payment” and, together with the Cash Closing Payment, the “Closing Payment”). Seller shall supply to Purchaser reasonable documentation in the possession or control of Seller and its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller (with any amendments or modifications thereto that were so agreed between the Parties) will be used to adjust the Unadjusted Purchase Price at Closing. For purposes of clarity, Purchaser’s failure to propose any changes to the Preliminary Settlement Statement and/or Purchaser’s agreement to all or any portion of the Preliminary Settlement Statement proposed by Seller shall not, and shall not be deemed or construed to, prejudice any of Purchaser’s rights hereunder (including, for purposes of clarity, Purchaser’s right to dispute any adjustment or amount set forth in the Preliminary Settlement Statement in connection with the final calculation and determination of the Purchase Price pursuant to Section 8.4(b) and/or 8.4(c), as applicable).

(b)            As soon as reasonably practicable after the Closing but not later than the ninetieth (90th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price (the “Final Settlement Statement”) and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment. Seller shall make such reasonable documentation as is in Seller’s or any of its Affiliates possession or control available to support the final figures set forth in the Final Settlement Statement. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such Final Settlement Statement from Seller (as such time period may be extended as described below, the “Purchaser Comment Deadline”), Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement. Seller may deliver a written report to Purchaser on or prior to the Purchaser Comment Deadline reflecting any changes that Seller proposes to be made to the Final Settlement Statement as a result of additional information received after the Final Settlement Statement was first prepared and delivered to Purchaser hereunder (and if any such written report is delivered by Seller to Purchaser on or after the date that is five (5) Business Days before the Purchaser Comment Deadline, then the Purchaser Comment Deadline will be automatically extended for five (5) Business Days). If Purchaser does not deliver such report to Seller on or before the Purchaser Comment Deadline, Purchaser shall be deemed to have agreed with Seller’s Final Settlement Statement, and such Final Settlement Statement shall become final and binding upon the Parties.

(c)            The Parties shall undertake to agree on the Final Settlement Statement of the Purchase Price no later than ninety (90) days after the delivery to Purchaser of Seller’s initial Final Settlement Statement. In the event that the Parties cannot reach agreement on the final Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute to, the Houston, Texas office of KPMG LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. If Purchaser and Seller have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of KPMG LLP’s unavailability, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(c). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the Purchaser Comment Deadline without delivery by Purchaser to Seller of any written report with respect to the Final Settlement Statement under Section 8.4(b) or (ii) the date on which the Parties or the Accounting Arbitrator, as applicable, finally determine the Purchase Price, (x) Purchaser shall pay to Seller in cash the amount by which the Purchase Price (less the Deposit (together with all earnings, interest and income thereon), the Defect Escrow Amount (if applicable) and the Indemnity Holdback Amount) exceeds the Closing Payment or (y) Seller shall pay to Purchaser in cash the amount by which the Closing Payment exceeds the final Purchase Price (less the Deposit (together with all earnings, interest and income thereon), the Defect Escrow Amount (if applicable) and the Indemnity Holdback Amount), as applicable.

(d)            Purchaser shall use commercially reasonable efforts to assist Seller in preparation of the Final Settlement Statement under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing (but in no event shall Purchaser be obligated to pay or incur any funds in connection with providing such assistance).

(e)            All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to a bank account as may be specified by Seller in writing. All cash payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing.

8.5          Indemnity Holdback.

(a)            On the Closing Date, Purchaser shall deposit into the Indemnity Holdback Escrow Account an amount equal to Sixty-Three Million Four Hundred Twenty-Six Thousand Two Hundred Fifty-Nine and NO/100 Dollars ($63,426,259.00) in cash (the “Indemnity Holdback Amount”), for the purpose of securing the satisfaction and discharge of indemnity claims of Purchaser against Seller under this Agreement. For the avoidance of doubt, the Indemnity Holdback Amount represents a portion of, and is not in addition to, the Purchase Price and will reduce the Cash Closing Payment as provided in Section 8.4(a). The Indemnity Holdback Escrow Account shall be governed by the provisions of this Section 8.5 and an escrow agreement that Purchaser and Seller shall execute and deliver at Closing to the Escrow Agent (with each Party negotiating reasonably, in good faith and without undue delay) and which shall be in customary form and contain terms and provisions consistent with this Section 8.5 (the “Indemnity Holdback Escrow Agreement”). Except as expressly provided herein, the joint, written authorization of representatives of both Purchaser and Seller pursuant to the Indemnity Holdback Escrow Agreement shall be required for the disbursement of any portion of the Indemnity Holdback Amount.

(b)            With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to Article 11 during the period from and after the Closing Date up to the date that is eighteen (18) months following the Closing Date (the “Holdback Period”), upon final resolution or determination of such an indemnity claim by the Parties or in accordance with Section 12.5, such amount as would satisfy such finally resolved or determined indemnity claim will, to the extent it is capable of being satisfied (in whole or in part) by the amounts remaining in the Indemnity Holdback Escrow Account as of such time, be satisfied first from the Indemnity Holdback Escrow Account and Purchaser and Seller shall promptly (and in any event within two (2) Business Days after such resolution or determination) jointly instruct the Escrow Agent to disburse to Purchaser a portion of the Indemnity Holdback Amount equal to such amount. For the avoidance of doubt, disbursements from the Indemnity Holdback Escrow Account shall not be the sole and exclusive recourse of Purchaser for any breach of any representation, warranty or covenant of Seller pursuant to this Agreement or any other post-Closing liability of Seller pursuant to this Agreement (including any indemnity obligation), and, if such amounts in the Indemnity Holdback Escrow Account are insufficient to fully satisfy any amounts to which any member of the Purchaser Group may be entitled hereunder, such insufficiency shall not be deemed to prohibit, restrict or otherwise limit such member of the Purchaser Group from seeking recovery hereunder.

(c)            If, upon the final resolution or determination of any such indemnity claim during the Holdback Period, Purchaser and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with Section 8.5(b), then the Escrow Agent shall, upon delivery by Purchaser or Seller to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction, disburse to Purchaser a portion of the Indemnity Holdback Amount equal to the amounts set forth in such court order.

(d)            Purchaser and Seller shall jointly instruct the Escrow Agent to release to Seller (i) on December 15, 2021 (the “First Holdback Release Date”), an amount equal to fifty percent (50%) of the then-remaining Indemnity Holdback Amount less an amount equal to the aggregate amount of all outstanding claims for indemnification for which Purchaser has provided notice to Seller and that have not been previously satisfied in full (which amount shall remain part of the Indemnity Holdback Escrow Account until final resolution of such outstanding indemnity claims (the “Initial Release Disputed Claims”)); provided, that if the amount of the then-remaining Indemnity Holdback Amount less the amount of the Initial Release Disputed Claims is equal to an amount that is equal to or less than fifty percent (50%) of the original Indemnity Holdback Amount, then no amounts will be released from the Indemnity Holdback Escrow Account on the First Holdback Release Date, and (ii) subject to the foregoing, on the first Business Day after the expiration of the Holdback Period, any amount then-remaining in the Indemnity Holdback Escrow Account except for any amounts retained in the Indemnity Holdback Escrow Account at such time in respect of any Initial Release Disputed Claims plus an amount equal to the aggregate amount of all outstanding claims for indemnification made subsequent to the First Holdback Release Date for which Purchaser has provided notice to Seller and that have not been previously satisfied (which amount shall remain part of the Indemnity Holdback Escrow Account until final resolution of such outstanding indemnity claims (the “Final Release Disputed Claims” and, together with the Initial Release Disputed Claims, the “Disputed Claims”)). Upon final resolution or determination of all Disputed Claims by the Parties or in accordance with Section 12.7, as applicable, Purchaser and Seller shall deliver to the Escrow Agent joint written instructions to disburse to Purchaser from the Indemnity Holdback Escrow Account an amount equal to the amount so finally determined to be owed to Purchaser (if any), and all other amounts remaining in the Indemnity Holdback Escrow Account in respect of such Disputed Claim shall be disbursed to Seller. If Purchaser and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence within three (3) Business Days following the final resolution or determination of the applicable Disputed Claim, then the Escrow Agent shall, upon delivery by Purchaser or Seller to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction relating to such Disputed Claim, disburse an amount from the Indemnity Holdback Escrow Account in respect of such Disputed Claim as provided in the immediately preceding sentence.

Article 9
TAX MATTERS

9.1          Allocation of Asset Taxes.

(a)            Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date, provided, however, with respect to both (i) and (ii), that Purchaser shall be allocated and bear Asset Taxes associated with the Hydrocarbons produced from, or attributable to, the Properties and sold during the period up to but excluding the Effective Date, if the amount earned from the sale is not received by Seller (including, for purposes of clarity, through an increase to the Unadjusted Purchase Price pursuant to Section 2.3) prior to the Cut-Off Date; provided, further, however, that Seller (not Purchaser) shall be allocated and bear the portion, if any, of the Asset Taxes described in the previous proviso that consist of penalties, interest or additions to any Tax to the extent attributable to a breach by Seller of the representations set forth in Section 4.3. Purchaser shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning on or after the Effective Date and (B) the portion of any Straddle Period beginning on the Effective Date; provided, however, Seller (not Purchaser) shall be allocated and bear the portion, if any, of the Asset Taxes described in this sentence that consist of penalties, interest or additions to any Tax to the extent attributable to a breach by Seller of the representations set forth in Section 4.3.

(b)            For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)            To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.3 or Section 8.4, Seller and Purchaser shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.1.

9.2          Tax Returns. Without limiting Purchaser’s indemnification rights pursuant to Section 11.2(b), after the Closing Date, Purchaser shall (i) file (or cause to be filed) all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date that relate to any Tax period ending before the Effective Date or any Straddle Period on a basis consistent with past practice except to the extent otherwise required by Law; provided that Purchaser shall use its reasonable best efforts, taking into account that the due date for a Tax Return may be contemporaneous with the closing of a Tax period, to submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and Purchaser shall incorporate any reasonable comments received from Seller up to five (5) days prior to the due date therefor and timely file any such Tax Return, and (ii) pay (or cause to be paid) prior to delinquency, all Asset Taxes relating to any Tax period that ends before or includes the Effective Date that become due after the Closing Date. In the case of any Tax Return described in clause (i) that includes Asset Taxes that are allocable to Seller pursuant to Section 9.1(a), Purchaser shall send to Seller a statement that apportions the Asset Taxes shown on such Tax Return between Purchaser and Seller in accordance with Section 9.1(a). Such statement shall be accompanied by proof of Purchaser’s actual payment of such Asset Taxes. Within ten (10) Business Days of receipt of each such statement and proof of payment, Seller shall reimburse Purchaser for the portion of such Asset Taxes allocated to Seller in accordance with Section 9.1(a), except to the extent such Asset Taxes have decreased the Purchase Price pursuant to Section 2.3(i). Unless required by applicable Law or with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), neither Purchaser or any of its Affiliates shall file, or cause to be filed, any amended Tax Return with respect to the Assets for any Tax period ending prior to the Effective Date or for any Straddle Period.

9.3          Transfer Taxes. To the extent that any Transfer Taxes are payable, Purchaser will be responsible for one hundred percent (100%) of all Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Purchaser and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

9.4          Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

9.5          1031 Like-Kind Exchange Cooperation. Seller and Purchaser agree that either or both of Seller and Purchaser may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”). Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange, including an Exchange subject to the procedures outlined in Treasury Regulations Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Purchaser shall have the right at any time prior to Closing to assign its rights under this Agreement for purposes of an Exchange to a qualified intermediary (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Assets under applicable Law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives harmless from and against any and all Damages and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

9.6          Refunds. Seller shall be entitled to any and all refunds of Seller Taxes. If Purchaser or its Affiliates receives a refund of Taxes to which Seller is entitled pursuant to this Section 9.6, Purchaser shall forward, and shall cause its Affiliates to forward, to Seller the amount of any such refund within ten (10) days after such credit or refund is received.

9.7          Tax Proceedings. Purchaser shall, within five (5) days of receipt, provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority, which relates to any Asset Taxes for any Tax period ending prior to the Effective Date or any Straddle Period (each, a “Pre-Effective Date Tax Proceeding”); provided that the failure of Purchaser to give notice of a Pre-Effective Date Tax Proceeding shall not relieve the Seller of its obligations under this Agreement, except to the extent Seller is materially prejudiced by such failure. Seller shall have the option to control the conduct and resolution of any Pre-Effective Date Tax Proceeding that relates solely to a Tax period ending prior to the Effective Date. Seller may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving written notice of any such Pre-Effective Date Tax Proceeding from Purchaser. If Seller elects to control a Pre-Effective Date Tax Proceeding, Seller shall (i) keep Purchaser informed of the progress of any such Pre-Effective Date Tax Proceeding, (ii) provide Purchaser with copies of material correspondence with respect to any such Tax Proceeding, (iii) permit Purchaser (or Purchaser’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Effective Date Tax Proceeding (at Purchaser’s cost), and (iv) not effect any settlement or compromise of any such Pre-Effective Date Tax Proceeding without the written consent of Purchaser, not to be unreasonably conditioned, delayed or withheld. Purchaser shall control any Pre-Effective Date Tax Proceeding that relates solely to a Tax period ending before the Effective Date that Seller does not elect to control or any Pre-Effective Date Tax Proceeding that relates to any Straddle Period; provided, that, Purchaser shall (i) keep Seller informed of the progress of any such Pre-Effective Date Tax Proceeding, (ii) provide Seller with copies of material correspondence with respect to any such Tax Proceeding, (iii) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Effective Date Tax Proceeding (at Seller’s cost), and (iv) not effect any settlement or compromise of any such Pre-Effective Date Tax Proceeding without the written consent of Seller, not to be unreasonably conditioned, delayed or withheld. In the event of a conflict between the provisions in this Section 9.7 and those in Section 11.4, this Section 9.7 shall control.

9.8          Allocation of Purchase Price. After the Closing, the Parties shall cooperate in good faith to allocate the Unadjusted Purchase Price, Assumed Obligations, and all other items constituting consideration for applicable Income Tax purposes (to the extent known) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with Schedule 2.2 (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such agreed-upon Allocation on any Tax Return, including Internal Revenue Service Form 8594, as applicable, and will not assert, and will cause their respective Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistently with such agreed-upon Allocation except with the agreement of the other Party or as required by applicable Law; provided, however, that nothing in this Agreement shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation and neither Purchaser or Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

9.9          Shad Tax Partnership. Seller shall prepare and file, or cause to be prepared and filed, all income Tax Returns with respect to the Shad Tax Partnership for any Tax period that ends on or before the Closing Date. Purchaser shall prepare and file, or cause to be prepared and filed, all income Tax Returns with respect to the Shad Tax Partnership for any Tax period that begins on or before, and ends after, the Closing Date in accordance with the past practice and conventions utilized with respect to the Shad Tax Partnership, unless otherwise required by applicable Law and subject to the last sentence of this Section 9.9; provided, that Purchaser shall not file, or cause to be filed, any such income Tax Return without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). If the closing of the transactions contemplated by the Shad PSA occurs on the Closing Date, the Parties agree to report Purchaser’s acquisition of the assets constituting the Shad Tax Partnership in accordance with the principles of Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432. If the closing of the transactions contemplated by the Shad PSA occurs after the Closing Date, Purchaser will cause the Shad Tax Partnership to make a Code Section 754 election that will apply to the Tax year of the Shad Tax Partnership that includes the Closing Date, and Seller consents to such election and will cooperate, as reasonably requested by Purchaser, in connection with the making of such election.

Article 10
TERMINATION

10.1        Termination. This Agreement may be terminated at any time prior to Closing:

(a)            by the mutual prior written consent of Seller and Purchaser;

(b)            by either Seller or Purchaser if the Closing has not occurred on or before July 31, 2021 (the “Outside Date”);

(c)            by Seller, at Seller’s option, if any of the conditions set forth in Section 7.1 (other than Sections 7.1(c) or 7.1(d)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Seller to Purchaser specifying the reason any such condition is unsatisfied (including any material breach by Purchaser of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Purchaser’s receipt of written notice thereof from Seller;

(d)            by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 7.2 (other than Sections 7.2(c) or 7.2(d)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Purchaser to Seller specifying the reason any such condition is unsatisfied (including any material breach by Seller of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Seller’s receipt of written notice thereof from Purchaser;

(e)            by either Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order; or

(f)            by Seller, if Purchaser has not deposited the Deposit into the Deposit Escrow Account within two (2) Business Days following the Execution Date (in accordance with the terms of Section 2.1(b));

provided, however, that, no Party shall be entitled to terminate this Agreement under Section 10.1(b), 10.1(c) or 10.1(d), as applicable, if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such Party: (A) is in breach of any of its representations or warranties set forth in this Agreement or (B) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (A) or (B), in a manner that causes any condition with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(f), 7.2(a), 7.2(b), or 7.2(e) as applicable, not to be satisfied, or (C) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 7.1 (in the case of a failure by Seller) or Section 7.2 (in the case of a failure by Purchaser) have been satisfied or waived.

10.2        Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, (a) this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, this Article 10, Sections 4.9, 4.25, 5.16, 5.17, 6.3, 6.5, 11.4 (as it relates to claims under Section 6.5), 12.2, 12.3, 12.6, 12.7, 12.8, 12.9, 12.11, 12.13, 12.14, 12.16, 12.17, and 12.18, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any Person without any restriction under this Agreement and (b) there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective Affiliates, partners, officers, owners, shareholders, members, officers, directors, managers, employees, agents or other Representatives except as expressly set forth in this Section 10.2, Section 10.3, and the Confidentiality Agreement, which Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

10.3        Distribution of Deposit and Remedies Upon Termination; Specific Performance.

(a)            In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 7.1 have been fulfilled, satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied by or on behalf of Purchaser at or in connection with Closing, all of which Purchaser stands ready, willing and able to satisfy, and other than the failure of any such conditions to Closing of Seller resulting from the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) Purchaser is entitled to terminate this Agreement under Section 10.1(b) or 10.1(d) because the conditions precedent to the obligations of Purchaser set forth in Section 7.2 are not satisfied as of such time solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled, as its sole and exclusive remedy, to elect in writing, in its sole discretion, to either: (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Purchaser’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Purchaser causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, in which case, Purchaser shall be entitled (1) to receive the entirety of the Deposit for the sole account and use of Purchaser and (2) to recover the amount determined in accordance with Schedule 10.3(a). In the case of clause (B) above, not later than two (2) Business Days following Purchaser’s election to terminate this Agreement, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Purchaser.

(b)            In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been fulfilled, satisfied or waived in writing by Purchaser (except for those conditions that by their nature are to be satisfied by or on behalf of Seller at or in connection with Closing, all of which Seller stands ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Section 10.1(b) or 10.1(c) because the conditions precedent to the obligations of Seller set forth in Section 7.1 are not satisfied as of such time solely as a result of the breach or failure of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, as its sole and exclusive remedy, to elect in writing to terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, and receive the entirety of the Deposit for the sole account and use of Seller as liquidated damages hereunder without waiving or releasing the Purchaser’s obligations under the provisions that remain in effect following a termination pursuant to Section 10.2(a). Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty. In the case of clause (B) above, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Seller.

(c)            In the event that Seller has elected to terminate this Agreement under Section 10.1(f), Seller shall be entitled to all remedies available at law or in equity (excluding, for purposes of clarity, any right to seek specific performance), and shall be entitled to recover court costs and attorneys’ fees in addition to other relief to which Seller may be entitled.

(d)            If this Agreement is terminated for any reason other than the reasons set forth in Sections 10.3(a), 10.3(b) or 10.3(c), Purchaser shall be entitled to receive the entirety of the Deposit, free of any claims by Seller or any other Person with respect thereto. In such event, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Purchaser.

(e)            Notwithstanding anything to the contrary herein but subject to the other terms and provisions of this Section 10.3, if a Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing (including, if applicable pursuant to Section 10.3(a) above, the obligation of Seller to consummate the Closing, but specifically excluding the obligation of Purchaser to consummate the Closing), the other Party may seek specific performance of such covenant or agreement at any time prior to the valid termination of this Agreement without the necessity of posting bond or furnishing other security; provided, however, Seller shall not have the right to specific performance of, or other equitable relief with respect to, the obligation of Purchaser to consummate the Closing. Each Party understands and agrees that the other Party may suffer irreparable damage as a result of it failing to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing. Accordingly, each Party waives any right it may have to challenge the enforceability of this Agreement by a decree of specific performance and agrees it will not argue in any proceeding that the requirements for specific performance have not been met, that monetary damages constitute a sufficient remedy or make any other argument in opposition to the specific performance of this Agreement.

Article 11
INDEMNIFICATION; LIMITATIONS

11.1         Assumed Obligations. Subject to, and without limitation of, Purchaser’s rights to indemnity under this Article 11, the terms of Article 3 (including Purchaser’s rights and remedies arising thereunder), the special warranty of Defensible Title in the Assignment and Bill of Sale, the special warranty of title in the Deed or any adjustments to the Unadjusted Purchase Price set forth in Section 2.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including the following (collectively, and, for purposes of clarity, excluding the Retained Obligations, the “Assumed Obligations”):

(a)            all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;

(b)            obligations to pay working interests, Royalties and other Suspense Funds held by Seller as of the Closing Date (with respect to such Suspense Funds, solely to the extent Purchaser receives a downward adjustment to the Purchase Price at Closing pursuant to Section 2.3 in respect thereof);

(c)            obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;

(d)            subject to the terms of Article 3, the special warranty of Defensible Title in the Assignment and Bill of Sale and the special warranty in the Deed, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date; and

(e)            subject to the terms of Article 3, all Damages and obligations arising from, or relating to, Environmental Defects, or other environmental matters, with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date.

11.2        Retained Obligations. Notwithstanding the terms of Section 11.1, the Assumed Obligations shall not include, and Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), any and all liabilities, Damages, duties, or obligations, known or unknown, to the extent they are attributable to, arise out of or in connection with, or are based upon (collectively, the “Retained Obligations”):

(a)            the Excluded Assets (including the ownership or operation thereof);

(b)            matters required to be borne, paid or retained by Seller under Sections 2.3 and 2.4;

(c)            Seller Taxes;

(d)            any personal injury or death attributable to, or arising out of, Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(e)            the off-site disposal of any Hazardous Substances, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or other materials of any nature generated by or on behalf of Seller or any of its Affiliates or otherwise produced from or attributable to any of the Assets and taken from a location that is on or within any of the Assets to a location that is not on or within any of the Assets, to the extent that such disposal occurred prior to the Closing Date;

(f)            any fines or penalties of Governmental Authorities levied at any time against Seller or any of its Affiliates, or imposed or assessed at any time related to or arising out of Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(g)            the actions, suits, proceedings and other matters set forth on Schedule 4.2 (or that should have been set forth on Schedule 4.2 in order for Seller’s representation in Section 4.2 to have been true and correct at and as of the Execution Date and the Closing);

(h)            the fraud, gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the ownership or operation of the Assets prior to the Closing Date; or

(i)            any payment, nonpayment, mispayment or miscalculation by or on behalf of Seller or any of its Affiliates of any Royalties, similar Lease burdens or other production proceeds owing to Working Interest owners and escheat obligations, in each case, attributable to periods prior to the Effective Date (excluding, however, Suspense Funds that are properly held in suspense and for which a downward adjustment to the Purchase Price is made at Closing pursuant to Section 2.3(f)(iii)).

11.3        Indemnification.

(a)            From and after Closing, but subject to the applicable limitations set forth in this Article 11, Purchaser shall indemnify, defend, and hold harmless Seller, the EnCap Indemnitees, and its and their Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives (collectively, the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:

(i)            caused by, arising out of, or resulting from, the Assumed Obligations;

(ii)            caused by, arising out of, or resulting from, Purchaser’s breach or nonfulfillment of, or failure to perform, any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii)            caused by, arising out of, or resulting from, any breach or inaccuracy of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(f), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, but excluding the FRAUD, gross negligence or willful misconduct of any indemnified person, and further excepting in each case Damages against which Seller would be required to indemnify Purchaser Group under Section 11.3(b).

(b)            From and after Closing, but subject to the applicable limitations set forth in this Article 11, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:

(i)            caused by or arising out of, or resulting from, the Retained Obligations;

(ii)            caused by, arising out of, or resulting from, Seller’s breach or nonfulfillment of, or failure to perform, any of Seller’s covenants or agreements contained in this Agreement; or

(iii)            caused by, arising out of, or resulting from any breach or inaccuracy of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificate delivered at Closing pursuant to Section 8.2(f), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person.

(c)            Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale or the special warranty of title in the Deed from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Sections 6.5 and 6.7, which shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11, and Section 4.7, the sole and exclusive remedy for which shall be pursuant to Section 2.3), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates respectively delivered by each Party at Closing pursuant to Sections 8.2(f) and 8.3(f), as applicable, is set forth in this Article 11 (and, with respect to the representation and warranty in Section 4.7, in Section 2.3) and if no such right of indemnification (or, with respect to the representations and warranty in Section 4.7, right under Section 2.3) is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section 2.3) and in the case of Fraud, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale or the special warranty of title in the Deed, upon Closing, each Party releases, remises, and forever discharges the other Party and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the oil pollution act of 1990, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released Person, invitee, or third party, and whether or not caused by a pre-existing condition.

(d)            The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

11.4      Indemnification Actions. All claims for indemnification under Section 6.5, Section 9.4 or Section 11.3 shall be asserted and resolved as follows:

(a)            For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11, Section 6.5 or Section 9.4 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).

(b)           To make a claim for indemnification under Section 6.5, Section 9.4 or Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 6.5, Section 9.4 or Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.

(c)            In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 6.5, Section 9.4 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.4(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the remainder of this Section 11.4(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)            If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Person pursuant to Section 11.4(c) or this Section 11.4(e)), the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to be obligated to provide indemnification hereunder, subject to the other provisions of this Article 11.

(g)          Any claim for indemnity under Section 6.5, Section 9.4 or this Article 11 by any Affiliate, partner, member, shareholder, owner, officer, director, manager, employee, agent or Representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of Section 6.5, Section 9.4 or this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.4(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.

11.5        Casualty and Condemnation.

(a)           Subject to, and without limitation of, the Seller’s representations, warranties, covenants and agreements made pursuant to this Agreement, if Closing occurs, then, from and after the Effective Date, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.

(b)          If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then:

(i)            Seller shall promptly notify Purchaser in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and Seller’s good faith estimate of the costs to repair or replace the relevant Asset(s);

(ii)           Seller shall use commercially reasonable efforts to mitigate (or attempt to mitigate) any Damages resulting from, or relating to, such Casualty Loss;

(iii)          Purchaser shall, subject to the other terms and conditions of this Agreement, nevertheless be required to proceed with Closing; and

(iv)          Seller, at the Closing, shall pay to Purchaser all sums paid or credited to Seller or any of its Affiliates by Persons by reason of such Casualty Loss insofar as with respect to the relevant Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s (and, if applicable, its Affiliates’) right, title and interest (if any) in and to any and all insurance claims, unpaid awards and other rights against any third Persons arising out of or in connection with such Casualty Loss insofar as with respect to the Assets.

(c)          Notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall compromise, settle or adjust any amounts payable by reason of, or in connection with, any Casualty Loss without the prior written consent of Purchaser.

11.6       Limitation on Actions.

(a)            The representations and warranties of Seller in Article 4 (excluding, for purposes of clarity, the Seller Fundamental Representations and Seller’s representations and warranties in Sections 4.3 and 4.7), the corresponding representations, warranties, and affirmations given in the certificate delivered by Seller at Closing pursuant to Section 8.2(f), and the covenants and agreements of the Parties to be performed at or prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months. The representations and warranties of Seller set forth in Section 4.3 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days and the representations and warranties of Seller set forth in Section 4.7 shall survive the Closing until the Cut-Off Date. The representations and warranties of Purchaser in Article 5 (excluding the Purchaser Fundamental Representations), and the corresponding representations, warranties, and affirmations given in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(f), shall, in each case, survive the Closing for a period of twelve (12) months. The covenants and agreements of the Parties to be performed at any time from and after Closing shall survive Closing until fully performed, subject to the applicable limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing and delivery of the Assignment and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance).

(b)           The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a bona fide specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance). The indemnity in Section 11.3(b)(i) shall survive the Closing (i) as set forth in Sections 2.3 and 2.4 with respect to Section 11.2(b), (ii) for the applicable statute of limitations period plus thirty (30) days with respect to Section 11.2(c), (iii) for a period of four (4) years with respect to Section 11.2(i) and (iv) without time limit with respect to Sections 11.2(a), 11.2(d), 11.2(e), 11.2(f), 11.2(g), and 11.2(h). The indemnities in Section 11.3(a)(i) shall continue without time limit.

(c)            Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), for an individual matter until and unless the amount of the liability for Damages with respect to which Seller an obligation to indemnify the Purchaser Group pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by Purchaser under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), (ii) with respect to which Seller has an obligation to indemnify Purchaser pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), and (iii) which exceed the Individual Indemnity Threshold exceeds an amount equal to one and three-quarters of one percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed an amount equal to one and three-quarters of one percent (1.75%) of the Unadjusted Purchase Price.

(d)            Purchaser shall not have any liability for any indemnification under Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations, for which the following limitations shall not apply), for an individual matter until and unless the amount of the liability for Damages with respect to which Purchaser has an obligation to indemnify the Seller Group pursuant to the terms of Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations) exceeds the Individual Indemnity Threshold.

(e)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser (i) under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties in Section 4.3), for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price, and (ii) under this Article 11 for aggregate Damages in excess of one hundred percent (100%) of the Unadjusted Purchase Price; provided, however, that the limitations set forth in this Section 11.6(e) shall not apply to any Damages (or any related indemnity obligations) to the extent arising out of or based upon Fraud.

(f)            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(g)           Seller shall be subrogated to the rights of any Indemnified Person that is a member of the Purchaser Group against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of any Damages subject to indemnification by Seller pursuant to Section 11.3(b) to the extent that Seller pays any such Indemnified Person with respect to such Damages. Any member of the Purchaser Group who is indemnified pursuant to Section 11.3(b) shall assign or otherwise cooperate with Seller in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Damages for which any member of the Purchaser Group has been paid. Any such Purchaser Group Indemnified Person shall remit to Seller, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group from a third Person and which relates to Damages for which (but only to the extent) such member of the Purchaser Group has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

(h)          Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been affirmatively and expressly waived in writing by Purchaser.

(i)            As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder. Notwithstanding the foregoing, neither Purchaser nor Seller shall be entitled to indemnification under Section 6.5, Section 9.4 or this Article 11 for, and “Damages” shall not include, (i) loss of profits, to the extent consequential, or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties or to the extent such damages constitute direct damages under Texas law), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

(j)            Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 11, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties contained in this Agreement has occurred and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality and Seller Material Adverse Effect contained in such representation or warranty shall be disregarded.

Article 12
MISCELLANEOUS

12.1        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2        Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller:	Sabalo Energy, LLC
800 North Shoreline Blvd., Suite 900 North
Corpus Christi, Texas 78401
	Attention:	Barry Clark
	Email:	bclark@sabaloenergy.com

With a copy to (which shall not constitute notice):
Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
	Attention:	Molly Butkus and Charles Still
	Email:	molly.butkus@bracewell.com; charles.still@bracewell.com

If to Purchaser:	Laredo Petroleum, Inc.
15 W. 6th Street, Suite 900
Tulsa, Oklahoma 74119
	Attention:	Mark Denny
	Email:	mdenny@laredopetro.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
600 Travis Street, Suite 2100
Houston, Texas 77002
	Attention:	Michael Piazza; David Aaronson
	Email:	mpiazza@willkie.com; daaronson@willkie.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3        Expenses. Except as provided in Sections 3.10(c), 6.6, 8.4(c), 10.2 and in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

12.4        Replacement of Credit Support. The Parties understand that none of the Credit Support, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such Credit Support as is necessary for Purchaser to own and, if applicable, operate the Assets, and shall cooperate in good faith with Seller to assist Seller in causing, effective as of the Closing, the cancellation or return to Seller of the Credit Support posted by Seller or its Affiliates; provided, however, that if, as of the Closing Date, Purchaser is unable to (a) obtain replacements of any such Credit Support and/or (b) the cancellation of or return to Seller of any such Credit Support, then, Purchaser shall indemnify and reimburse Seller for any costs, expenses or other Damages paid or incurred by Seller under or pursuant to such Credit Support resulting from the ownership or operation of the any of the applicable Assets from and after the Closing Date until such time as Purchaser is able to obtain such replacements of such Credit Support and/or the cancellation of or return to Seller of any such Credit Support, as applicable, following the Closing Date.

12.5       Records.

(a)            As soon as practicable, but in no event later than thirty (30) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records (or digital copies of Records to the extent Seller does not have originals of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.5(b). Notwithstanding anything to the contrary herein, Seller shall cooperate in good faith with Purchaser (at no additional cost or expense to Seller) to cause the Records to be delivered to Purchaser in the format or formats that are reasonably requested by Purchaser.

(b)           Seller may retain a copy of all data room materials for the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records other than Records that pertain solely to Income Tax matters related to the Assets. Seller may retain copies of any other Records, including geological, geophysical, and similar data and studies.

(c)            Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller, and the members of the Seller Group with access to the Records during normal business hours for review and copying at Seller’s sole expense.

12.6        Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

12.7        Venue; Waiver of Jury Trial. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

12.8        Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9       Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.10     Assignment. Other than as permitted by Section 9.4, no Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided that Purchaser may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned subsidiaries its rights hereunder to receive assignment and transfer of the Assets, but Purchaser shall remain liable for its obligations hereunder. Any assignment of this Agreement permitted by this Section 12.10 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12.11     Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, nor agreement of the other Party or its Representatives other than those expressly contained in this Agreement. For the avoidance of doubt, this Agreement constitutes a “definitive written agreement” as contemplated by the Confidentiality Agreement and, as such, upon Closing the Confidentiality Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Confidentiality Agreement shall survive in accordance with its terms.

12.12     Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

12.13     No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Sections 6.5, Section 9.4, Section 12.19 and Article 11. Accordingly, references to the indemnification rights of Purchaser or Seller under this Agreement shall be deemed to include the indemnification rights of the Purchaser Group or the Seller Group, as applicable.

12.14     Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15     Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16     References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term and (h) as used in this Agreement and without limitation of Section 12.21, the term “Seller” shall be deemed and construed to refer to the various individual Persons that collectively constitute Seller. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.

12.17      Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

12.18     Limitation on Damages. Notwithstanding anything to the contrary contained herein but without limitation of Section 10.2, neither Purchaser nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and Purchaser and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties). Notwithstanding anything herein to the contrary in this Section 12.18 or any other provision of this Agreement to the contrary, nothing in this Section 12.18 shall be construed as limiting any Person’s ability to recover any direct damages (including lost profits that are direct damages) as provided under Texas Law.

12.19     Non-Recourse Parties. Subject to the remainder of this Section 12.19, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 12.19 to the contrary, this Section 12.19 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

12.20     Reliance. Notwithstanding anything to the contrary in this Agreement, each Party has relied upon and will be deemed to have relied upon for all purposes of this Agreement all of the other Party’s express indemnification obligations set forth in this Agreement or any other documents contemplated as a part of this transaction and all of the other Party’s express representations, warranties, covenants and agreements set forth in this Agreement and in each other document contemplated as a part of this transaction (including, for purposes of clarity, the special warranty of Defensible Title set forth in the Assignment and Bill of Sale).

12.21     Joint and Several Liability; Allocation of Payments and Consideration. Notwithstanding anything to the contrary contained herein, each of Sabalo Energy and Sabalo Operating respectively agrees and acknowledges that (a) each of Sabalo Energy and Sabalo Operating shall be jointly and severally liable for all obligations, liabilities, covenants and agreements of Seller under this Agreement and (b) Sabalo Energy and Sabalo Operating will be solely responsible for the allocation of any payments or issuances (including in respect of the Cash Purchase Price and Stock Purchase Price) made to Seller hereunder between each of Sabalo Energy and Sabalo Operating, and neither Purchaser nor any of its Affiliates will have any liability with respect to any such allocation. In furtherance of the foregoing and notwithstanding anything to the contrary contained in this Agreement, each of Sabalo Energy and Sabalo Operating hereby irrevocably direct and instruct Purchaser to make all such payments and issuances (including in respect of the Cash Purchase Price and Stock Purchase Price) to Sabalo Energy alone (and not to Sabalo Operating) and relevant provisions of this Agreement shall be construed accordingly. Accordingly, Sabalo Operating need not be a party to any escrow agreement contemplated hereby and will not under any circumstances become a holder of any Purchaser Common Stock that is or may be issued to Sabalo Energy pursuant to this Agreement.

12.22     Seller Representative. For purposes of this Agreement, each of Sabalo Energy and Sabalo Operating, without any further action, shall be deemed to have consented to the appointment of Sabalo Energy as its representative (in such capacity, the “Seller Representative”), as the attorney-in-fact for and on behalf of such Seller, with respect to the exercise of any decision, right, consent, election or other action that any such Seller is required or permitted to make or take under the terms of this Agreement (the “Delegated Matters”) and Purchaser may rely on any decision, action and/or failure or refusal to take an action of the Seller Representative with respect to all Delegated Matters. Notwithstanding anything in this Agreement to the contrary and without limitation of the foregoing, Seller will be treated and deemed to be a single Party for purposes of any notice, election, exercise or waiver of a right or remedy, consent or other similar action to be made or taken by Seller under this agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

SABALO ENERGY, LLC

By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

SABALO OPERATING, LLC

By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

PURCHASER:

LAREDO PETROLEUM, INC.

By:	/s/ Jason Pigott
Name:	Jason Pigott
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Closing Date”), is entered into by and among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Sabalo Energy, LLC, a Texas limited liability company (the “Sabalo Investor”), Shad Permian, LLC, a Delaware limited liability company (the “Shad Investor” and together with the Sabalo Investor, the “Investors”), and the other Holders (as defined below) from time to time parties hereto.

RECITALS

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the closing of the transactions contemplated by, that certain (i) Purchase and Sale Agreement, dated as of May 7th, 2021, by and between the Company, as purchaser, and the Sabalo Investor, as seller (as amended, supplemented or otherwise modified from time to time, the “Sabalo Purchase Agreement”), and (ii) Purchase and Sale Agreement, dated as of May [●], 2021, by and between the Company, as purchaser, and the Shad Investor, as seller (as amended, supplemented or otherwise modified from time to time, the “Shad Purchase Agreement”);

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Sabalo Purchase Agreement, the Company has issued to the Sabalo Investor [●] shares (the “Sabalo Issued Shares”) of Common Stock (as defined herein) in accordance with the terms of the Sabalo Purchase Agreement;

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Shad Purchase Agreement, the Company has issued to the Shad Investor [●] shares (collectively with the Sabalo Issued Shares, the “Issued Shares”) of Common Stock in accordance with the terms of the Shad Purchase Agreement;

WHEREAS, resales by the Holders of the Issued Shares may be required to be registered under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of the Issued Shares; and

WHEREAS, the Company and the Holders have agreed to enter into this Agreement pursuant to which the Company hereby grants the Holders certain registration rights under the Securities Act and other rights with respect to the Registrable Securities (as defined herein) in furtherance of the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

Section 1.1           As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement substantially in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by any one or more of such individual and the Persons referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” means, with respect to any Shelf Underwritten Offering or Piggyback Underwritten Offering, the shares of Common Stock that the Company proposes to include in such Underwritten Offering for its own account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Holder” means any record holder of Registrable Securities.

“Holder Securities” means (a) with respect to any Shelf Underwritten Offering, the Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and the Shelf Piggybacking Holders and (b) with respect to any Piggyback Underwritten Offering, the Registrable Securities requested to be included in such Piggyback Underwritten Offering by the Piggybacking Holders.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Issued Shares” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Opt-Out Holder” means a Holder that has delivered to the Company an Opt-Out Notice, and has not revoked such Opt-Out Notice, pursuant to Section 2.10.

“Opt-Out Notice” has the meaning set forth in Section 2.10.

“Permitted Transferee” means (a) with respect to each Investor or any other Person described in this clause (a) that becomes a Holder, (i) any of the direct or indirect partners, stockholders or members of such Investor and, solely in the case of the Sabalo Investor, of Sabalo Energy, Inc., Sabalo Holdings, LLC or Raven Oil & Gas, LLC or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are a Person described in the foregoing clause (i) or Relatives of such a Person, and (b) with respect to any Holder, any Affiliate of such Holder.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Proceeding” means an action, claim, suit, arbitration, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registrable Securities” means (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144, or (iii) (1) such Registrable Security and all other Registrable Securities held by the Holder of such Registrable Security are freely tradeable by such Holder without volume or other limitations or requirements under Rule 144 and (2) such Holder and its Affiliates collectively hold less than five percent (5%) of the outstanding shares of Common Stock.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent reserve engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent all Holders in an applicable Shelf Underwritten Offering or Piggyback Underwritten Offering not to exceed $25,000 per Shelf Underwritten Offering or Piggyback Underwritten Offering, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments, and supplements to such registration statement, and including pre- and post-effective amendments and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.

“Requesting Holders” has the meaning set forth in Section 2.2(a).

“Required Shelf Filing Date” means the fifth (5th) Business Day after the Closing Date.

“Sabalo Holder” means each of (a) the Sabalo Investor and (b) each Person to which the registration and other rights granted to the Sabalo Investor under this Agreement are transferred or assigned pursuant to Article V, including successive transferees or assignees of such rights pursuant to Article V, in each case, for so long as such Person is a Holder.

“Sabalo Investor” has the meaning set forth in the recitals.

“Sabalo Issued Shares” has the meaning set forth in the recitals.

“Sabalo Purchase Agreement” has the meaning set forth in the recitals.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shad Investor” has the meaning set forth in the recitals.

“Shad Purchase Agreement” has the meaning set forth in the recitals.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter for reoffer.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a “well-known seasoned issuer” as such term is defined in Rule 405.

Section 1.2           References. In this Agreement, unless otherwise expressly indicated, (a) each reference to an Article or Section is to the applicable Article or Section of this Agreement; (b) the terms “herein”, “hereunder”, “hereof” or terms of similar import refer to this Agreement as a whole and not to any particular Article, Section or other part of this Agreement; (c) references to any Rule are to the applicable rule promulgated under the Securities Act; and (d) references to any statute, rule or regulation (or to any particular section or other part of any of the foregoing) include (i) such statute, rule or regulation (or part thereof) as amended and in effect from time to time and (ii) any successor statute, rule or regulation (or part thereof) to such statute, rule or regulation (or part thereof).

ARTICLE II
REGISTRATION RIGHTS

Section 2.1           Shelf Registration.

(a)               As soon as practicable after the Closing Date, and in any event on or prior to the Required Shelf Filing Date, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 (such Registration Statement and any other Registration Statement contemplated by Section 2.1(b) or Section 2.1(c), the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof; provided, however, that, if the Company is a WKSI at time of filing of the Shelf Registration Statement, the Shelf Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission pursuant to Rule 462(e). The Company shall notify the Holders of the effectiveness of the Shelf Registration Statement no later than one (1) Business Day after the Shelf Registration Statement becomes or is declared effective.

(b)               The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities pursuant to Rule 415; provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) file a new Shelf Registration Statement on Form S-3 or any equivalent or successor form, upon the effectiveness of which the Company may withdraw the Shelf Registration Statement on Form S-1. The Shelf Registration Statement shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(c)               The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement as to all Holders pursuant to Section 6.1.

(d)               When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

Section 2.2           Underwritten Shelf Offering Requests.

(a)               In the event that any Sabalo Holder or group of Sabalo Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $25 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, the “Requesting Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected by the Company (provided that each such underwriter shall be a nationally recognized investment banking firm reasonably acceptable to the Requesting Holders holding a majority of the shares of Common Stock requested to be included in such Underwritten Offering by the Requesting Holders) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) Shelf Underwritten Offerings during any 12-month period (and no more than one Shelf Underwritten Offering in any 90-day period).

(b)               If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holders and any Opt-Out Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders (other than the Requesting Holders) shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have two (2) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)               If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holders of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially and adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of shares of Common Stock that the Requesting Holders are so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)                 first, the Holder Securities, pro rata among the Holders based on the number of Registrable Securities each requested to be included, and

(ii)              second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Shelf Underwritten Offering).

(d)               The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(e)               Each Holder shall have the right to withdraw its Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

Section 2.3           Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to sixty (60) consecutive days, if the Board determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (iii) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of ninety (90) days in any 180-day period or exceed an aggregate of one hundred twenty (120) days in any 12-month period; provided, further, that (1) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 180-day period and 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective, and (2) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in any 180-day period or 12-month period shall be reduced by the number of days in such period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.6(b).

Section 2.4           Piggyback Registration Rights.

(a)               Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder (other than any Opt-Out Holder), which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). If such notice is delivered to pursuant to this Section 2.4(a), each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b)               Each Piggybacking Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

(c)               If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering), would materially and adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)                 if the Piggyback Underwritten Offering is initiated for the account of the Company:

(1)       first, the Company Securities,

(2)       second, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities, pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included, and

(3)       third, to the extent that the number of Company Securities plus the number of Holder Securities is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering);

(ii)              if the Piggyback Underwritten Offering is initiated on or before the third anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights:

(1)       first, the Holder Securities, pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included,

(2)       second, to the extent that the number of Holder Securities is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(3)       third, to the extent that the number of Holder Securities plus the number of shares of Common Stock that such other Persons propose to include is less than the Section 2.4 Maximum Number of Shares, any Company Securities; or

(iii)            if the Piggyback Underwritten Offering is initiated after the third anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights:

(1)       first, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering),

(2)       second, to the extent that the number of shares of Common Stock proposed to be included by such other Persons is less than the Section 2.4 Maximum Number of Shares, the Holder Securities, pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included, and

(3)       third, to the extent that the number of shares of Common proposed to be included by such other Persons plus the number of Holder Securities is less than the Section 2.4 Maximum Number of Shares, any Company Securities.

Section 2.5           Participation in Underwritten Offerings.

(a)               In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b)               Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

(c)               In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of any Underwritten Offering Filing for such Piggyback Underwritten Offering and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such Piggyback Underwritten Offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or “hold back” agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that any director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns ten percent (10%) or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (ii) sixty (60) days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

Section 2.6           Registration Procedures.

(a)               In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

(i)                 promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder or Selling Holder thereof set forth in such Registration Statement;

(ii)              furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

(iii)            if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)             use its commercially reasonable efforts to provide to each Selling Holder and any underwriters a copy of any customary auditor “comfort” letters, legal opinions or reports of the independent reserve engineers of the Company relating to the oil and gas reserves of the Company;

(v)               promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)             otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii)          provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)        in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent reserve engineers of the Company as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(ix)             use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, shall promptly use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(x)               promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(xi)             cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xii)          enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if reasonably requested by the Managing Underwriter(s), the Company’s directors and “executive officers” (as defined under Section 16 of the Exchange Act)) that extend through sixty (60) days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

(xiii)        cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)               Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b).

Section 2.7           Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.8           Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.9           No Inconsistent Agreements; Additional Rights. The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

Section 2.10       Opt-Out Notices. Any Holder may deliver notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering or Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice by giving notice to the Company of such revocation. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Opt-Out Holder pursuant to Section 2.2 or Section 2.4, as applicable, and such Opt-Out Holder shall no longer be entitled to the rights associated with any such notice.

ARTICLE III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1           Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2           Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

Section 3.3           Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the

Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (b) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4           Contribution.

(a)               If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)               The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV
RULE 144; ASSISTANCE WITH TRANSFERS

Section 4.1           Rule 144.

(a)           With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(i)               make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the date hereof;

(ii)              file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)            so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 4.2           Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use commercially reasonable efforts to remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (a) such shares of Common Stock are sold pursuant to an effective registration statement or (b) a registration statement covering the resale of such shares of common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement. Furthermore, if any Holder and its Affiliates collectively beneficially own at least ten percent (10%) of the outstanding shares of Common Stock following the third anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (a) entering into customary confidentiality agreements with any prospective transferees, (b) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (c) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

ARTICLE V

 TRANSFER OR ASSIGNMENT OF RIGHTS

The rights to cause the Company to register Registrable Securities and other rights under this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if (a) such Transferee is (i) a Permitted Transferee of such Holder or (ii) acquiring at least $25 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock is then listed or quoted for the five trading days immediately preceding the applicable determination date (the “5-Day VWAP”), and (b) such Transferee has delivered to the Company a duly executed Adoption Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1          Termination. This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of Common Stock that constitute Registrable Securities; provided, however, that Article III and this Article VI (other than Section 6.6) shall survive any termination hereof.

Section 6.2           Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

Section 6.3           Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 6.4           Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

Section 6.5           Governing Law; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)               THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

Section 6.6           Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.7           Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.8           Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

(a)           If to the Company, to:

Laredo Petroleum, Inc.

15 West 6th Street, Suite 900

Tulsa, Oklahoma 74119

Attention: Mark Denny

Email: mdenny@laredopetro.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

600 Travis Street, Suite 2100

Houston, Texas 77002

Attention: Michael Piazza, David Aaronson

Email: mpiazza@willkie.com, daaronson@willkie.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Jeffrey Hochman

Email: jhochman@willkie.com

(b)           If to the Sabalo Investor, to

Sabalo Energy, LLC

800 North Shoreline Boulevard, Suite 900 North

Corpus Christi, Texas 78407

Attention: Barry Clark

Email: bclark@sabaloenergy.com

with a copy to (which shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Molly Butkus and Charles Still

E-mail:  molly.butkus@bracewell.com, charles.still@bracewell.com

(c)           If to the Shad Investor, to

Shad Permian, LLC

c/o Benefit Street Partners LLC

9 West 57th Street, Suite 4920

New York, New York 10019

Attention: John Horstman

Email: j.horstman@benefitstreetpartners.com

with a copy to (which shall not constitute notice):

Haynes and Boone LLP

1221 McKinney Street, Suite 4000

Houston, Texas 77010

Attention: Austin Elam

E-mail:  austin.elam@haynesboone.com

(d)           If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 6.9           Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.10         Entire Agreement.  Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.11        Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 6.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

LAREDO PETROLEUM, INC. a Delaware corporation
By:
Name:
Title:

Signature Page To Registration Rights Agreement

SABALO ENERGY, LLC a Texas limited liability company
By:
Name:
Title:

Signature Page To Registration Rights Agreement

SHAD PERMIAN, LLC a Delaware limited liability company
By:
Name:
Title:

Signature Page To Registration Rights Agreement

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of that certain Registration Rights Agreement, dated as of [●], 2021, by and among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Sabalo Energy, LLC, a Texas limited liability company, Shad Permian, LLC, a Delaware limited liability company, and the Holders from time to time party thereto (as amended, supplemented, or otherwise modified from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.
2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she, or it were originally a party thereto.
3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email:

EXHIBIT F

FORM OF STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT, dated as of [_____], 2021 (this “Agreement”), is entered into by and among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Sabalo Energy, LLC, a Delaware limited liability company (“Seller”), and EnCap Capital Fund IX, L.P. (“EnCap” and, together with Seller, the “Seller Parties”). The Company and the Seller Parties may be referred to herein collectively as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Company and Seller are parties to that certain Purchase and Sale Agreement dated as of May [__], 2021 (as amended or otherwise modified, the “Purchase Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), on the date hereof, Seller has sold to the Company, and the Company has acquired and accepted, the Assets (as defined in the Purchase Agreement) in exchange for the payment by the Company to Seller of the Purchase Price (as defined in the Purchase Agreement), which includes [_______] shares (the “Issued Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”; and such transactions contemplated by the Purchase Agreement, the “Transactions”);

WHEREAS, as a condition and inducement to the Company’s and Seller’s willingness to enter into the Purchase Agreement and to proceed with the transactions contemplated thereby, including the Transactions, the Parties are entering into this Agreement; and

WHEREAS, EnCap acknowledges that the Company and Seller are entering into the Purchase Agreement in reliance on EnCap’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of EnCap set forth herein and would not enter into the Purchase Agreement if EnCap did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                   Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

“Affiliate” means, as to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, however, that (a) the Company, on one hand, and each Seller Party and its Affiliates, on the other hand, shall not be considered to be Affiliates of each other, (b) none of a Seller Party or any of its Affiliates, on one hand, and any other Seller Party or any of its Affiliates, on the other hand, shall be considered to be Affiliates of each other solely by reason of the existence of this Agreement, and (c) no operating portfolio company of any Financial Investor or Controlled Affiliate of such operating portfolio company shall be considered to be an Affiliate of such Financial Investor; provided further that, notwithstanding the foregoing clause (c), Sabalo Holdings, LLC and its Controlled Affiliates (including Seller) shall be considered Affiliates of EnCap and its Affiliates, and vice versa, for purposes hereof. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“beneficially own” (or correlative terms) shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(1) promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Controlled Affiliate” means, with respect to any Person, an Affiliate of such Person that is controlled by such Person.

“Covered Shares” means, with respect to any Seller Party, any (a) Issued Shares or (b) other shares of Common Stock, in each case that such Seller Party or any of its Affiliates becomes the record and/or beneficial owner of on or after the date hereof.

“Financial Investor” means EnCap and any other any private equity fund, investment fund or other similar financial investor and each such Person’s Affiliates.

“Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability company, joint venture, trust, estate, group, association or other entity of any kind or structure.

“Restricted Period” means, with respect to any Seller Party, the period beginning on the date hereof and ending upon the termination of this Agreement pursuant to Section 3 as to such Seller Party or as to all Parties.

“Restricted Person” means, with respect to any Seller Party, the respective principals, directors, general partners, officers, employees, agents and representatives of such Seller Party and its Affiliates.

2.                   Standstill Agreement. During the Restricted Period, each Seller Party (on behalf of itself and each of its Affiliates) agrees that it shall not, directly or indirectly, through its Affiliates or otherwise, and shall cause such Seller Party’s Restricted Persons not to, without the prior written consent of the Board, in any manner:

(a)                acquire, agree to acquire or make any proposal or offer to acquire any shares of Common Stock or securities that are convertible or exchangeable into (or exercisable for) shares of Common Stock, other than as contemplated by the Purchase Agreement or as a result of any stock split or stock dividend;

(b)                make any proposal or offer to the Board or any of the Company’s stockholders, or make any public announcement, proposal or offer, with respect to any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any subsidiary of the Company (except for the Purchase Agreement and the Transactions); provided that nothing in this Section 2(b) shall prohibit any Seller Party from privately communicating any such proposal or offer to the Company so long as such private communications do not trigger public disclosure obligations of or for any Person (including the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(c)                enter into any merger, consolidation, business combination, reorganization or other similar transaction involving the Company or any of its subsidiaries (except for the Purchase Agreement and the Transactions) unless such transaction is affirmatively publicly recommended by the Board;

(d)                make, or in any way participate in, any statement or proposal to the Company or any of the Company’s stockholders or any public announcement, proposal or offer (including any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act)) to vote or consent, or seek to advise or influence any Person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in the Company or any of its subsidiaries;

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(e)                form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Stock other than (i) as contemplated by this Agreement and (ii) forming, joining or in any way participating in a “group” solely between or among any one or more of such Seller Party and such Seller Party’s Affiliates;

(f)                 enter into, propose or solicit any arrangement or understanding with another Person pursuant to which such Seller Party or any of its Affiliates may vote or consent, or direct or influence the voting or failure to vote or consenting or failure to consent, of any security of or interest in the Company not owned of record on the date hereof by any Seller Party, including any voting trust, voting agreement, pooling agreement or similar arrangement, other than (i) this Agreement and (ii) any such arrangement or understanding solely between or among any one or more of such Seller Party and such Seller Party’s Affiliates;

(g)                provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction described in clause (a), (b) or (c) above;

(h)                request, call or seek to call a meeting of the stockholders of the Company, nominate any individual for election as a director of the Company at any meeting of the stockholders of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) to seek representation on the Board or any other proposal to be considered by the stockholders of the Company, or publicly recommend that any other stockholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of the Company, or otherwise publicly seek to control or influence the Board, management or policies of the Company;

(i)                 make any request to amend or waive the terms of this Agreement if such request would reasonably be respected to require the Company to make any public announcement with respect to such request;

(j)                 publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, any of the foregoing; or

(k)                knowingly advise, assist or encourage any other Person to do any of the foregoing.

Notwithstanding the foregoing, the Parties agree and acknowledge that (i) each Seller Party and its Controlled Affiliates may vote their shares of Common Stock at any meeting of holders of Common Stock in their sole discretion, (ii) the limitations set forth in this Section 2 shall in no way limit any communication between or among a Seller Party and its Affiliates or any transferee with respect to any shares of Common Stock transferred to any such transferee, (iii) each Seller Party and its Affiliates may coordinate any such vote with, act in concert with, and be part of a group with, any other Affiliate of such Seller Party, and (iv) nothing in this Section 2 shall apply to potential or actual purchases or sales of oil and/or gas assets or interests between EnCap or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand.

3.                   Termination. This Agreement shall terminate upon the earliest of (a) the second anniversary of the date of this Agreement, (b) the acquisition by any Person of beneficial ownership of more than 50% of the outstanding shares of Common Stock, (c) the mutual written agreement of the Parties to terminate this Agreement and (d) as to any Seller Party and such Seller Party’s Affiliates, such time as such Seller Party and its Affiliates collectively own beneficially less than 10% of the shares of Common Stock then outstanding; provided that the provisions set forth in Sections 8 to 20 shall survive the termination of this Agreement; provided further that any liability incurred by any Party as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

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4.                   Representations and Warranties of Seller Parties. Each Seller Party hereby, severally and not jointly, represents and warrants to the Company as follows as of the date of this Agreement:

(a)                Such Seller Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Seller Party, the performance by such Seller Party of its obligations hereunder and the consummation by such Seller Party of the transactions contemplated hereby have been duly and validly authorized by such Seller Party, and no other actions or proceedings on the part of such Seller Party are necessary to authorize the execution and delivery by such Seller Party of this Agreement, the performance by such Seller Party of its obligations hereunder or the consummation by such Seller Party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller Party and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                Upon issuance of the Issued Shares to Seller, Seller will (i) be the record holder and/or beneficial owner of the Issued Shares, free and clear of liens other than as created by this Agreement and restrictions on transfer under applicable securities laws, and (ii) have voting power and power of disposition with respect to all of the Issued Shares.

(c)                Such Seller Party is not a record holder of and does not own beneficially any (i) shares of Common Stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of Common Stock or other voting securities of the Company or (iii) options or other rights to acquire from the Company any shares of Common Stock, other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Company, except for the Issued Shares.

(d)                Except as contemplated by this Agreement, such Seller Party (i) has not entered into any voting agreement or voting trust with respect to any Covered Shares and (ii) has not granted a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Seller Party’s obligations pursuant to this Agreement.

(e)                Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary on the part of such Seller Party for the execution, delivery and performance of this Agreement by such Seller Party or the consummation by such Seller Party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Seller Party nor the consummation by such Seller Party of the transactions contemplated hereby nor compliance by such Seller Party with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of such Seller Party, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of such Seller Party pursuant to, any contract to which such Seller Party is a party or by which such Seller Party or any property or asset of such Seller Party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller Party or any of such Seller Party’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Seller Party to perform its obligations hereunder.

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(f)                 There is no action, suit, investigation, complaint or other proceeding pending against such Seller Party or, to the knowledge of such Seller Party, threatened against such Seller Party that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Parties of their rights under this Agreement or the performance by any Party of its obligations under this Agreement.

5.                   Disclosure. Each Seller Party hereby authorizes the Company to disclose, in any filing required under the Securities Act or the Exchange Act, such Seller Party’s identity and ownership of the Covered Shares and the nature of the such Seller Party’s obligations under this Agreement, in each case, to the extent, and only to the extent, such disclosure is required under the Securities Act or the Exchange Act.

6.                   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares shall remain vested in and belong to the Seller Party or other Person owning such Covered Shares, and the Company shall have no authority to direct the Seller Parties or their Affiliates in the voting or disposition of any of the Covered Shares.

7.                   Non-Survival of Representations and Warranties. The representations and warranties of each Seller Party contained herein shall not survive the termination of this Agreement with respect to such Seller Party.

8.                   Amendment and Modification. Subject to the provisions of the applicable Laws, at any time prior to the Termination Date, the Parties may modify or amend this Agreement, by written agreement of the Parties.

9.                   Waiver. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.               Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to EnCap, addressed to:

EnCap Investments, L.P.

1100 Louisiana Street, Suite 4900

Houston, Texas 77002

Attention:        Brooks Despot

Email:              bdespot@encapinvestments.com

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with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street

Houston, Texas 77002

Attention:        W. Matthew Strock

Email:              mstrock@velaw.com

If to Seller, addressed to:

Sabalo Energy, LLC

800 N Shoreline Blvd, Suite 900N

Corpus Christi, TX 78401

Attention:        Barry Clark

Email:              bclark@sabaloenergy.com

with copies (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention:        Molly Butkus; Charles Still

Email:              molly.butkus@bracewell.com; charles.still@bracewell.com

If to the Company, addressed to:

Laredo Petroleum, Inc.

15 W. 6th Street, Suite 900

Tulsa, Oklahoma 74119

Attention:        Mark Denny

Email:              mdenny@laredopetro.com

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

600 Travis Street, Suite 2100

Houston, Texas 77002

Attention:        Michael Piazza; David Aaronson

Email:              mpiazza@willkie.com; daaronson@willkie.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:        Jeffrey Hochman

Email:              jhochman@willkie.com

11.               Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

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12.               No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

13.               GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the United States District Court for the Southern District of Texas, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

14.               WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.               Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of Texas, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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16.               Assignment; Successors. This Agreement shall not be assignable by operation of law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Any purported assignment in violation of this Agreement shall be null and void.

17.               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

18.               Counterparts. This Agreement may be executed in any number of counterparts, each counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

19.               No Presumption Against Drafting Party. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

20.               Several Obligations of the Seller Parties. Notwithstanding anything in this Agreement to the contrary, the representations, warranties, covenants and agreements of each Seller Party in this Agreement are the several representations, warranties, covenants and agreements of such Seller Party and are not made jointly with any other Seller Party. No Seller Party shall be responsible or liable in any way for any breach or non-performance by any other Seller Party of such other Seller’s Party’s representations, warranties, covenants or agreements in this Agreement (except, in the case of covenants or agreements in this Agreement to which such Seller Party’s Affiliates are subject, to the extent that such other Seller Party is a Controlled Affiliate of such Seller Party).

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused to be executed or executed this Agreement as of the date first written above.

ENCAP:

EnCap Capital Fund IX, L.P.

By:	EnCap Equity Fund IX, GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:
Name:
Title:

[Signature Page to Standstill Agreement]

SELLER:

SABALO ENERGY, LLC

By:
Name:	Barry Clark
Title:	President

[Signature Page to Standstill Agreement]

COMPANY:

LAREDO PETROLEUM, INC.

By:
Name:
Title:

[Signature Page to Standstill Agreement]